UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:
_______________________________________________________________________________________________
2)    Aggregate number of securities to which transaction applies:
_______________________________________________________________________________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):
_______________________________________________________________________________________________

4)	Proposed maximum aggregate value of transaction:
_______________________________________________________________________________________________

5)	Total fee paid:
_______________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:
_______________________________________________________________________________________________
2)    Form, Schedule or Registration Statement No.:
_______________________________________________________________________________________________

3)	Filing Party:
_______________________________________________________________________________________________

4)	Date Filed:
_______________________________________________________________________________________________

275 Madison Avenue
New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2017

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on Thursday, May 11, 2017 at 9:00 a.m., local time, at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York 10103 to consider and take action on the following:

1.          To elect the six directors nominated and recommended by the Board of Directors, each to serve until the 2018 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.          To hold an advisory vote to approve named executive officer compensation;

3. To consider and act upon a proposal to approve the Company’s 2017 Equity Incentive Plan; and

4.          To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on March 16, 2017 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting. In connection with this approach, on or about March 28, 2017, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on March 16, 2017. Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail. These proxy materials are available free of charge. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy. Please see the attached proxy statement or Notice for more details on how you can vote.

If you wish to attend the Annual Meeting in person, you must register not later than 3:00 p.m., local time, on May 10, 2017 by contacting Investor Relations by email at investorrelations@nymtrust.com or by phone at (646) 216-2363. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chairman and Chief Executive Officer
New York, New York
March 28, 2017

275 Madison Avenue
New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2017 Stockholder Meeting to Be Held on May 11, 2017.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2016, and our other proxy materials are available at: http://www.proxyvote.com.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York 10103 on Thursday, May 11, 2017 at 9:00 a.m., local time, and at any adjournment and postponement thereof. We mailed, through intermediaries, on or about March 28, 2017, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 16, 2017. As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”) on a website referred to in the Notice and as set forth above. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2016 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive offices is 275 Madison Avenue, New York, New York 10016. We maintain an Internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect the six directors nominated and recommended by our Board of Directors, each to serve until the 2018 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) hold an advisory vote to approve named executive officer compensation (“Proposal No. 2”); (3) consider and act upon a proposal to approve our 2017 Equity Incentive Plan (“Proposal No. 3”); (4) consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (“Proposal No. 4”); and (5) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call (800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope. You may request a proxy card postage-paid envelope from us as instructed in the Notice. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you. As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes.” A large number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the Annual Meeting. If your shares are held in this manner, your broker, trustee, bank or nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or nominee on how to vote your shares. If your shares are not directly registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, by rule, the organization that holds your shares may generally vote at its discretion on routine matters only. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Conversely, the election of directors and the proposal to approve our 2017 Equity Incentive Plan are non-routine matters for which specific instructions from beneficial owners are required and thus, broker non-votes may arise. Additionally, the Securities and Exchange Commission (“SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve named executive officer compensation. As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors, the vote on our 2017 Equity Incentive Plan or the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote on these matters. In order for your vote to be counted, please make sure that you provide specific voting instructions to your broker, bank or other nominee.

 How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Investor Relations in writing that you would like to revoke your proxy;

•	by completing, at or before our Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or

•
by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 16, 2017 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on March 16, 2017 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date. As of the close of business on March 16, 2017, the Company had 111,843,236 shares of common stock outstanding.

The representation in person or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you are present and entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. The six nominees who receive the most votes will be elected. There is no cumulative voting in the election of directors. Abstentions and broker non-votes will not be counted as votes cast and, because the vote of a plurality is required, will have no effect on the result of the vote for election of directors.

With respect to the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is necessary for approval, on an advisory basis, of our named executive officer compensation. Abstentions and broker non-votes will not count as votes cast on the advisory vote to approve named executive officer compensation, and thus will have no effect on the result of the vote on this proposal.

With respect to the vote to approve our 2017 Equity Incentive Plan, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting will be required for approval. Pursuant to Maryland law, abstentions will not be counted as votes cast on this proposal and thus will have no effect on the result of the vote on this proposal. As discussed above, brokers and nominees do not have discretionary authority to vote on the proposal to approve our 2017 Equity Incentive Plan and accordingly, a broker non-vote will not be counted as a vote “for” or “against” this proposal, although it will be counted as present for purposes of establishing a quorum. As a result, abstentions and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on this matter at the Annual Meeting is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Abstentions will not count as votes cast on this proposal and thus will have no effect on the result of the vote. As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Pursuant to our charter, holders of shares of our common stock are not entitled to exercise appraisal rights under the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination. Our Board of Directors has made no such determination with respect to the business to be considered at the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The six persons named below have been nominated to serve on our Board of Directors until the 2018 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Our Board of Directors is currently comprised of six directors. Each nominee is currently a director of the Company and has consented to stand for election at the Annual Meeting. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board Considerations in Recommending These Nominees

Our Board of Directors believes that the Board of Directors, as a whole, should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, the Nominating & Corporate Governance Committee of our Board of Directors, and our Board consider, among other things, a candidate’s experience, skills, accomplishments, background, age, diversity, willingness to serve and commitment to the Company, and then review those qualities in the context of the current composition of our Board and the evolving needs of our business. Because we are listed on the Nasdaq Global Select Market, we are required to have at least a majority of our directors qualify as “independent,” as such term is defined by the Nasdaq Stock Market (“Nasdaq”). The Nominating & Corporate Governance Committee identifies candidates for election to our Board of Directors with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks director nominees with strong reputations, experience, competence, or expertise in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries, or the proper and effective functioning of our Board of Directors. Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following: core management skills, such as strategic and financial planning, public company financial reporting, accounting, corporate governance, risk management, and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
Steven R. Mumma†	Chairman and Chief Executive Officer	2007	58
Kevin M. Donlon	President	2016	48
David R. Bock*	Managing Partner of Federal City Capital Advisors	2012	73
Michael B. Clement*	Professor of Accounting at University of Texas at Austin	2016	60
Alan L. Hainey*	Owner and Manager of Carolina Dominion, LLC	2004	70
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	57

*
Our Board of Directors has affirmatively determined that these director nominees currently are independent under the criteria described below in “Information on Our Board of Directors and Its Committees—Board Leadership Structure” and “Information on Our Board of Directors and Its Committees—Independence of Our Board of Directors.”

†	Chairman of our Board of Directors.

Steven R. Mumma is our Chairman and Chief Executive Officer. Mr. Mumma has served as Chairman of our Board of Directors effective since March 30, 2015. Mr. Mumma has served as Chief Executive Officer since February 3, 2009. Mr. Mumma was appointed President, a role he held until May 2016, and Co-Chief Executive Officer effective March 31, 2007, which marked the divestment of the Company’s mortgage lending business, and served as Chief Financial Officer from November 2006 to October 2010. Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003. From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp., a wholly-owned subsidiary of Natexis Banques Populaires. From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole. Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp. Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc. Prior to joining PaineWebber, from 1981 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young LLP. Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board concluded that Mr. Mumma should serve as a director of the Company because of his significant operational, financial and accounting experience in, and knowledge of, the Company, which he has served since shortly after our inception in 2003, and the broader mortgage-backed securities industry, where he has worked for more than 20 years. As Chairman and Chief Executive Officer of the Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Kevin M. Donlon is our President, a position he has held since joining the Company in May 2016. Mr. Donlon’s diverse career has spanned many facets of the real estate capital markets, including roles as chief executive, principal investor, investment banker, consultant and entrepreneur. Mr. Donlon founded RiverBanc LLC (“RiverBanc”) in 2010 and served as its Chief Executive Officer from its inception in 2010 until its acquisition by us in May 2016. Prior to founding RiverBanc, Mr. Donlon was a Managing Director with BlackRock from January 2010 until August 2010 following its acquisition of Helix Financial Group LLC in January 2010. Mr. Donlon founded Helix Financial Group LLC in May 2004 to provide advisory, underwriting and analytical services to the commercial real estate capital markets arena and served as its Managing Partner from May 2004 to January 2010. As Managing Partner of Helix Financial Group LLC, Mr. Donlon managed a team of more than 175 employees. From 1997 to 2004, Mr. Donlon was a Principal in the CMBS Capital Markets Group of Banc of America Securities LLC where he managed over $10 billion of loan origination, securities underwriting and debt placement. During his seven years with Banc of America Securities LLC, Mr. Donlon participated in all facets of the capital markets, including large loan origination, credit tenant lease financing, credit derivatives, and mergers and acquisitions. Between 1991 and 1996, Mr. Donlon worked with KPMG LLP and Kenneth Leventhal & Co., where he specialized in the valuation, due diligence and financial modeling of both performing and nonperforming commercial real estate. Mr. Donlon received a Bachelor of Science in Accounting from The Pennsylvania State University and has been Certified as a Public Accountant in the State of Maryland (inactive).

Our Board concluded that Mr. Donlon should serve as a director of the Company because of his knowledge of, and experience in, the multi-family property credit business, as well as his diverse career in the real estate capital markets.

David R. Bock has served as a member of our Board of Directors since January 2012. Mr. Bock is a Managing Partner of Federal City Capital Advisors, a Washington, D.C.-based business and financial advisory services company, and has held this position since 2004. Mr. Bock has a background in international economics and finance, capital markets and organizational development, having served as a Managing Director of Lehman Brothers and in various executive roles at the World Bank, including as the chief of staff for the World Bank’s lending operations. Mr. Bock was the Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company prior to its sale to Walgreen’s in 2008, and previously the Chief Financial Officer of Pedestal Inc., an online mortgage trading platform. Mr. Bock served as interim Chief Executive Officer of Oxford Analytica in 2010. Mr. Bock began his professional career with McKinsey & Co. following completion of an advanced degree in economics from Oxford University, where he was a Rhodes Scholar. He received a B.A. in philosophy from the University of Washington. Mr. Bock currently serves on the Boards of the Pioneer Funds complex, where he serves as chairman of the audit committee, and the Swiss-Helvetia Fund, where he also serves on the audit committee, as well as various private and charitable organizations. Mr. Bock previously served on our Board of Directors from 2004 to 2009.

Our Board concluded that Mr. Bock should serve as a director of the Company because of his extensive expertise in economics, finance and accounting and his prior experiences in our industry, as well as his prior experiences as a Chief Financial Officer, Chief Executive Officer and director of other companies.

Michael B. Clement has served as a member of our Board of Directors since June 2016. Mr. Clement has been a professor in the Department of Accounting at the University of Texas at Austin since 2011 and has held associate professor and assistant professor positions in the Department of Accounting at the University of Texas at Austin since 1997. Mr. Clement was the Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was the Vice President of Capital Planning and Analysis from 1988 to 1991 and a Manager of the Audit Division from 1982 to 1986 at Citicorp. Prior to his employment at Citicorp, Mr. Clement was a Senior Assistant Accountant at Deloitte Haskins & Sells. Mr. Clement holds a B.B.A. in Accounting from Baruch College, an M.B.A. in Finance from the University of Chicago and a Ph.D. in Accounting from Stanford University.

Our Board concluded that Mr. Clement should serve as a director of the Company because of his significant expertise in accounting and his prior experience working in the finance industry.

Alan L. Hainey has served as a member of our Board of Directors since the completion of our initial public offering (“IPO”) in June 2004 and became our Lead Director on March 30, 2015. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President. From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management. From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of GE Capital's corporate executive council. From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities. Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board concluded that Mr. Hainey should serve as a director of the Company because of his valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive council.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004. Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota. From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President – Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois. Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board concluded that Mr. Norcutt should serve as a director of the Company because of his extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company.

 Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our named executive officer compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

At our 2013 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our named executive officer compensation each year, consistent with the recommendation of our Board. After consideration of these results and our Board’s recommendation, we elected to hold future advisory votes on named executive officer compensation each year until the next advisory vote on frequency occurs. We are required under the Dodd-Frank Act to hold an advisory vote on a frequency of at least every six years.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our compensation program for 2016 was designed to compensate our named executive officers in a manner that attracts and retains top performing employees, motivates our management team by tying compensation to our financial performance, and rewards exceptional individual performance that supports our overall objectives, while also consistent with our needs as a company to maintain an appropriate expense structure. Our Board of Directors believes that our current executive compensation program compensates our named executive officers in an appropriate manner in relation to the size and performance of the Company and properly aligns the interests of our named executive officers with those of our stockholders. We utilized the 2013 Incentive Compensation Plan as effective for fiscal year 2016 (the “Annual Incentive Plan”), a performance-based incentive compensation plan that serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our named executive officers, for determining incentive compensation payable to our named executive officers for performance in 2016.

See the information set forth under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Information” for more information on these elements of our named executive officer compensation program.

For these reasons, the Board of Directors strongly endorses our named executive officers compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Executive Compensation—Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2017 annual meeting of stockholders.”

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL NO. 3: APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN

 At the Annual Meeting, stockholders will be asked to approve the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”). Upon the recommendation of the Compensation Committee, our Board of Directors adopted the 2017 Equity Incentive Plan on March 23, 2017 (the “Effective Date”), subject to the approval of our stockholders. As of March 16, 2017, only 94,043 shares of our common stock remained available for issuance under the 2010 Stock Plan, and those shares are currently reserved for issuance upon satisfaction of the terms of the performance share award grant in 2015. The Board believes that the 2010 Stock Plan has assisted in our recruitment and retention of key employees and has helped align their interests with the interests of our stockholders. The Board believes that the 2017 Equity Incentive Plan will also promote these interests.
We believe that approval of the 2017 Equity Incentive Plan will give us the flexibility to make stock-based awards and other awards permitted under the 2017 Equity Incentive Plan over the next five to seven years in amounts determined appropriate by the Committee (as defined below); however, this timeline is simply an estimate used to determine the number of additional common shares requested pursuant to the 2017 Equity Incentive Plan and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of our common stock, award levels and amounts provided by our competitors and our hiring activity over the next few years. The closing market price of our shares of common stock as of March 16, 2017 was $6.44 per share, as reported on the Nasdaq.
As of March 16, 2017, the total number of outstanding shares of common stock was 111,843,236. When our Board of Directors first approved our 2010 Stock Plan in March 2010, which reserved up to 1,190,000 shares for issuance, our dilution (which is the number of shares of common stock available for grant under the 2010 Stock Plan, divided by the total number of shares of our common stock outstanding) was approximately 10%. Our current dilution is less than 1%. If the 2017 Equity Incentive Plan is approved by stockholders, the potential dilution from issuances authorized under the 2017 Equity Incentive Plan will increase to approximately 5%. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.
The 2017 Equity Incentive Plan is intended to replace the 2010 Stock Plan. Upon stockholder approval of the 2017 Equity Incentive Plan, the 2010 Stock Plan will terminate and no further grants will be made under the 2010 Stock Plan. However, any outstanding awards under the 2010 Stock Plan will continue in accordance with the terms of the 2010 Stock Plan and any award agreement executed in connection with such outstanding awards.
Consequences of Failing to Approve the Proposal
As discussed above, when giving effect to shares reserved for issuance pursuant to currently outstanding awards, our 2010 Stock Plan effectively has no shares remaining for future equity awards. If the 2017 Equity Incentive Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders. If the 2017 Equity Incentive Plan is not approved by stockholders, the 2010 Stock Plan will remain in effect.

Description of the 2017 Equity Incentive Plan
A summary description of the material features of the 2017 Equity Incentive Plan is set forth below. This summary does not purport to be a complete description of all the provisions of the 2017 Equity Incentive Plan and is qualified in its entirety by reference to the 2017 Equity Incentive Plan, which is attached as Appendix A to this proxy statement and incorporated by reference in its entirety. The purpose of the 2017 Equity Incentive Plan is to provide incentives to our employees, non-employee directors and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.
Administration
The 2017 Equity Incentive Plan is administered by the Compensation Committee of the Board, except that with respect to awards made to non-employee directors, the 2017 Equity Incentive Plan is administered by the Board. Unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more non-employee directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and an “independent director” under the rules of any exchange on which our common stock is listed.

The Compensation Committee may delegate to a subcommittee of directors or to one or more of our officers all or part of the Compensation Committee’s authority and duties under the 2017 Equity Incentive Plan, provided that such delegation does not (a) violate state or corporate law, (b) result in a loss of exemption under Rule 16b-3(d)(1) of the Exchange Act with respect to an award or (c) cause an award intended to qualify under Section 162(m) of the Code to fail to so qualify. This summary uses the term “Committee” to refer to the Compensation Committee and any delegate of the Compensation Committee, or in the case of awards made to non-employee directors, the Board.
Subject to the terms of the 2017 Equity Incentive Plan, the Committee may select participants who receive awards and will determine the types of awards and the terms and conditions of awards. The Committee also may interpret the provisions of the 2017 Equity Incentive Plan.
Number of Shares; Award Limitations
A total of 5,570,000 shares of our common stock are authorized to be issued under the 2017 Equity Incentive Plan, which number also represents the maximum aggregate number of shares of common stock that may be issued under the 2017 Equity Incentive Plan through incentive stock options. This number represents approximately 5% of our outstanding common stock on a fully-diluted basis. The closing sale price of a share of our common stock, as quoted on the Nasdaq on March 16, 2017, was $6.44.
Source of Shares
The shares of our common stock issuable under the 2017 Equity Incentive Plan consist of authorized but unissued shares. If any shares covered by an award are not issued or are forfeited, if an award is settled in cash or if an award otherwise terminates without issuance and delivery of any shares of common stock, then the number of shares of common stock that are forfeited, terminated or settled in cash will again be available for making awards under the 2017 Equity Incentive Plan. Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall not be available for future grants or awards.
To the extent intended to comply with the performance-based exception under 162(m) of the Code, awards granted to participants under the 2017 Equity Incentive Plan are subject to the following limitations: (a) the number of shares that may be the subject of awards (other than awards designated to be paid only in cash or the settlement of which is not based on a number of shares of common stock) granted to a participant in any calendar year may not exceed 1,500,000 and (b) the value of awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of common stock, granted to a participant in any calendar year may not exceed $10,000,000. Each of these limitations shall be multiplied by two for a participant during the first calendar year of their employment with the Company. The aggregate grant date fair value of all awards granted under the 2017 Equity Incentive Plan to each non-employee director in any calendar year may not exceed $500,000.
Eligibility
Awards may be made under the 2017 Equity Incentive Plan to our or our affiliates’ employees, non-employee directors and to any other individual who provides services to us or an affiliate and whose participation in the 2017 Equity Incentive Plan is determined, by the Committee, to be in our best interests of our Company.
We currently have 4 executive officers, 15 other employees and 4 non-employee directors, all of whom are eligible to receive awards under the 2017 Equity Incentive Plan.
Options
The 2017 Equity Incentive Plan permits the grant of options to purchase shares of common stock intended to qualify as incentive stock options under the Code, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant (110% in the case of incentive stock options granted to a participant holding 10% or more of the Company’s common stock). The Committee may, in its sole discretion and without the consent of the participant, grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the acquisition date intrinsic value of the employee’s stock option from his or her former employer.

The term of each stock option will be fixed by the Committee but may not exceed 10 years from the date of grant (five years in the case of incentive stock options granted to a participant holding 10% or more of the Company’s common stock). The Committee will determine at what time or times each option may be exercised and the period of time, if any, after termination of employment during which options may be exercised. Except in the case of certain substitutions or certain changes in our capitalization, such as a stock dividend, stock split, extraordinary cash dividend, subdivision or consolidations of shares that affect the number of shares of our common stock or the fair market value of our common stock, the exercise price of an option may not be reduced after its grant without the approval of our stockholders. In addition, no payment may be made in cancellation of an option whose exercise price exceeds fair market value without the approval of our stockholders.
In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, by attestation of ownership of shares of common stock, by means of a broker-assisted cashless exercise, or in any other form or manner acceptable to the Committee. Any rights or restrictions with respect to the ability to transfer an option shall be set forth in the applicable award agreement, except that any option may be transferred by will or by the laws of descent and distribution. Incentive stock options granted under the 2017 Equity Incentive Plan are nontransferable other than by will or laws of descent and distribution.
Stock Appreciation Rights
Stock appreciation rights, or SARs, may be awarded under the 2017 Equity Incentive Plan. Stock appreciation rights entitle the participant to receive a number of shares of common stock, cash or a combination of shares and cash, based on the increase in the fair market value of the shares from their grant date fair market value. The term of any SAR will be determined by the Committee, but in no event will an SAR have a term of more than 10 years from the date of grant (five years in the case of an SAR that is related to an incentive stock option granted to a participant holding 10% or more of the Company’s common stock). Any rights or restrictions with respect to the ability to transfer an SAR shall be set forth in the applicable award agreement, except that any SAR may be transferred by will or by the laws of descent and distribution. An SAR that relates to an incentive stock option is nontransferable other than by will or laws of descent and distribution.
Stock Awards
The 2017 Equity Incentive Plan also permits the grant of stock awards, either in the form of restricted stock or unrestricted common stock. A participant’s rights in the stock award may be nontransferable or forfeitable or both for a period of time or subject to the attainment of certain goals tied to performance criteria. These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below.
Restricted Stock Units
The 2017 Equity Incentive Plan also allows the grant of restricted stock units, or RSUs, meaning the right to receive common stock, cash or a combination of common stock and cash in the future. At the time the RSU is granted, the Committee will specify the terms and conditions which govern the RSU, and will specify whether dividend equivalent rights are granted in connection with the RSUs. A participant’s rights in the RSU may be nontransferable or forfeitable or both for a period of time or subject to the attainment of certain goals tied to performance criteria (or a combination of the two). These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below.
Performance Awards
Performance awards are awards granted to participants that are based upon performance goals specified by the Committee. The Committee may designate participants to receive performance awards and may specify the number of shares of common stock or the other securities or property covered by such awards as well as the terms and conditions of the awards. At the time the performance award is granted, the Committee will specify the terms and conditions which govern the performance award and will specify whether dividend equivalent rights are granted in connection with the performance award. A participant will be entitled to receive payment pursuant to the performance award, subject to continued employment or service and/or the satisfaction of certain goals tied to performance criteria. These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below. The performance period applicable to any performance award shall be set by the Committee but may not exceed 10 years. Performance awards may be settled in cash, by the issuance of shares, by the delivery of other securities or property or a combination thereof.

Other Equity-Based Awards
Other equity-based awards means awards, other than incentive awards, options, SARs, stock awards, restricted stock unit awards, or performance awards, that entitle the participant to receive shares of common stock or rights or units valued in whole or in part by reference to, or otherwise based on, common stock or other equity interests. The Committee may designate participants to receive other equity-based awards and will specify the number of shares of common stock or the other securities or property covered by such awards as well as the terms and conditions of the awards. At the time such other equity-based award is granted, the Committee will specify the terms and conditions which govern the award and will specify whether dividend equivalent rights are granted in connection with the award. Other equity-based awards may be settled in shares of common stock, cash, or a combination of the two.
Incentive Awards
Incentive awards entitle the participant to receive a single lump sum payment which may be in cash, shares of common stock or a combination of cash and shares of common stock, in the discretion of the Committee. At the time an incentive award is granted, the Committee will specify the terms and conditions which govern the award.
Substitute Awards
Awards may be granted in substitution or exchange for any other award granted under the 2017 Equity Incentive Plan or under another plan or any other right of a participant to receive payment from us. Awards may be also be granted under the 2017 Equity Incentive Plan in substitution for similar awards held by individuals who become participants as a result of a merger, consolidation, acquisition or similar transaction.
Performance Criteria
Section 162(m) of the Code limits publicly traded companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer, chief financial officer and the other three highest compensated executive officers. However, performance-based compensation is excluded from this limitation. The 2017 Equity Incentive Plan is designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code.
The Committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to an affiliate or specified business unit (except with respect to the total stockholder return and earnings per share criteria), in establishing performance goals for awards (other than options and stock appreciation rights) that are intended to qualify as performance-based compensation under Section 162(m) of the Code:
•total stockholder return;

•	total stockholder return as compared to total return (on a comparable basis) of a publicly available index;
•net income;
•pretax earnings;
•funds from operations;
•earnings before interest, expense, taxes, depreciation and amortization;
•operating margin;
•earnings per share;
•return on equity, capital, assets or investments;
•operating earnings;
•working capital;
•ratio of debt to stockholders’ equity;
•revenue; and
•total economic return.

These criteria may be determined pre-tax or post-tax, on an absolute or relative basis, as a ratio with other business criteria, or as compared to the performance of a published or special index deemed applicable by the Committee.
Adjustments for Stock Dividends and Similar Events
The Board will make appropriate adjustments in the number and terms of outstanding awards and the number of shares of common stock available for issuance under the 2017 Equity Incentive Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events listed in the 2017 Equity Incentive Plan.

Change in Control
The 2017 Equity Incentive Plan provides that the Committee is authorized to take certain actions if there is a change in control of our Company. The Committee may prescribe that (i) outstanding awards will become vested or exercisable upon the change in control, (ii) outstanding awards will be replaced with substitute awards issued by the surviving company in the change in control or (iii) outstanding awards will be cancelled in exchange for a payment equal to the amount received by our stockholders in the transaction or, in the case of options and stock appreciation rights, the amount by which that value exceeds the option exercise price or initial value of the stock appreciation right.
Under the 2017 Equity Incentive Plan, a change in control is generally defined to include (i) the acquisition by any person of the direct or indirect beneficial ownership of at least 50% of our outstanding voting securities; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of the Board; or (v) the complete liquidation of our Company or of all or substantially all of our assets.
Amendment or Termination of the 2017 Equity Incentive Plan
While the Board may terminate or amend the 2017 Equity Incentive Plan at any time, no amendment may adversely impair the rights of participants with respect to outstanding awards. In addition, any amendment will be contingent on approval of our stockholders to the extent required by law, the rules of Nasdaq or other exchange on which our common stock is then listed or if the amendment would increase the benefits accruing to participants under the 2017 Equity Incentive Plan, materially increase the aggregate number of shares of common stock that may be issued under the 2017 Equity Incentive Plan (except for adjustments made in connection with a stock dividend or similar event), or materially modify the requirements as to eligibility for participation in the 2017 Equity Incentive Plan.
Unless terminated earlier, the 2017 Equity Incentive Plan will terminate on the tenth anniversary of the Effective Date, but will continue to govern unexpired awards.
Federal Income Tax Consequences
The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the 2017 Equity Incentive Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the 2017 Equity Incentive Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonqualified stock options and SARs with an exercise price less than the fair market value of shares of common stock on the date of grant, SARs payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the 2017 Equity Incentive Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.
Tax Consequences to Participants
Options and SARs. Participants will not realize taxable income upon the grant of an option or a SAR. Upon the exercise of a nonqualified stock option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonqualified stock option or SAR that equals the fair market value of such shares of common stock on the date of exercise. Subject to the discussion under “—Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the shares of common stock acquired as a result of the exercise of a nonqualified stock option or SAR, any appreciation (or depreciation) in the value of the shares of common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an option intended to qualify as an incentive option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an incentive option. Upon the exercise of an incentive option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Shares that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the incentive option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “—Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.
Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Shares that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a nonqualified stock option or an incentive option, no additional gain will be recognized on the transfer of such previously held shares of common stock in satisfaction of the nonqualified stock option or incentive option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.
The 2017 Equity Incentive Plan generally prohibits the transfer of awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the 2017 Equity Incentive Plan allows the Committee to permit the transfer of awards (other than incentive options), in its discretion. For income and gift tax purposes, certain transfers of nonqualified stock options should generally be treated as completed gifts, subject to gift taxation.
The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the options. If a nonqualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.
In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of common stock, the potential for future appreciation or depreciation of the shares of common stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2017, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.
Other Awards: Stock Awards, Restricted Stock Units, Other Equity-Based Awards, Incentive Awards and Performance Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to an incentive award or performance award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the shares of common stock received.
A recipient of a stock award or other equity-based award or the receipt of shares pursuant to an incentive award or performance award generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of common stock when received, reduced by any amount paid by the recipient; however, if the shares of common stock are not transferable and are subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock (i) when the shares of common stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of common stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of common stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of common stock will commence on the later of the date the shares of common stock are received or the restrictions lapse. Subject to the discussion below under “—Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.
Tax Consequences to the Company
Reasonable Compensation. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2017 Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
Performance-Based Compensation. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the 2017 Equity Incentive Plan could be limited by Section 162(m). Section 162(m) limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the award must be based on the satisfaction of one or more performance goals selected by the Committee and certain other requirements must be met, including shareholder approval requirements. Although the 2017 Equity Incentive Plan has been drafted to satisfy the requirements for the “performance-based compensation” exception, the Company may determine that it is in the Company’s best interests not to satisfy the requirements for the exception in certain situations.

Clawback
Any portion of the payments and benefits provided under the 2017 Equity Incentive Plan or the sale of shares of Common stock shall be subject to any written clawback policies that we adopt. Such clawback policy may subject a participant’s awards and amounts paid or realized with respect to awards to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that we determine should apply to the 2017 Equity Incentive Plan.
New Plan Benefits
Because awards granted under the 2017 Equity Incentive Plan are at the discretion of the Committee, it is not possible to determine the benefits or amounts that will be received by or allocated to participants, except with respect to the shares of restricted stock to be issued to Mr. Mumma pursuant to a Letter Agreement entered into on February 8, 2017 (the "Letter Agreement") as further described in the table below. For information regarding the outstanding awards that have been granted to our named executive officers please see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End”.

2017 Equity Incentive Plan	Dollar Value		Number of Shares of Restricted Stock
Steven R. Mumma, Chief Executive Officer (1)	$40,927	(2)	6,258
(1) Mr. Mumma was issued 138,237 shares of restricted stock on February 8, 2017 as payment of a portion of the 144,495 shares of restricted stock (having a grant date fair value of $945,000) earned by him in 2016 under the Annual Incentive Plan. Because the Company did not have, as of February 2017, a sufficient number of shares of common stock remaining authorized and available for issuance under the 2010 Stock Plan to pay the full award of restricted stock earned by Mr. Mumma under the Annual Incentive Plan in 2016, the Company and Mr. Mumma entered into the Letter Agreement, pursuant to which, (i) subject to stockholders approving the 2017 Equity Incentive Plan at the Annual Meeting, the Company will issue to Mr. Mumma the remaining 6,258 shares of restricted stock earned by him in 2016 under the Annual Incentive Plan as soon as practicable following the filing of a registration statement on Form S-8 with respect to the 2017 Equity Incentive Plan, or (ii) in the event stockholders do not approve the 2017 Equity Incentive Plan at the Annual Meeting, the Company will pay Mr. Mumma an amount in cash equal to the grant date fair value of the remaining 6,258 shares of restricted stock earned by him in 2016 under the Annual Incentive Plan as if the remaining shares had actually been issued on February 8, 2017. See “Executive Compensation—Letter Agreement.”
(2) Represents a grant date fair value on February 8, 2017.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information as of December 31, 2016 with respect to compensation plans under which equity securities of the Company are authorized for issuance. The Company has no such plans that were not approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	—	$—	326,663

Board Recommendation on Proposal
Our Board of Directors unanimously recommends a vote “FOR” the adoption and approval of the 2017 Equity Incentive Plan. The management proxy holders will vote all duly submitted proxies “FOR” adoption and approval of the 2017 Equity Incentive Plan unless duly instructed otherwise. All members of the Board and our executive officers and other senior employees are eligible for awards under the 2017 Equity Incentive Plan and thus have a personal interest in the approval of the 2017 Equity Incentive Plan.

PROPOSAL NO. 4: RATIFICATION, CONFIRMATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017. Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If our stockholders do not ratify, confirm, and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. We engaged Grant Thornton beginning in December 2009 to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and Grant Thornton has continued to serve as our independent registered public accounting firm to the date of this proxy statement.

We expect that a representative of Grant Thornton will be present at the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification, confirmation, and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•
A director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of the Company;

•
A director who has accepted or who has an immediate family member, serving as an executive officer, who has accepted, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of the Company (but not an executive officer of the Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•
A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor, or was a partner or employee of the Company’s outside auditor who worked on our Company’s audit at any time during any of the past three years;

•
A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•
A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

Our Board of Directors will also consider a director’s charitable relationships when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board are independent: David R. Bock, Michael B. Clement, Alan L. Hainey and Steven G. Norcutt. We presently have six directors, including these four independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to our Board of Directors, usually at the meeting following such action. Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Bock (Chairman), Clement, Hainey and Norcutt. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that each of Messrs. Bock, Clement and Norcutt is an “audit committee financial expert” as that term is defined in the SEC rules. For more information regarding the relevant experience of our audit committee financial experts, see each such individual's biography set forth under "Proposal No. 1: Election of Directors—Nominees for Election as Directors." Mr. Bock also serves on the board and audit committee of the more than 50 funds that comprise the Pioneer Funds complex. Our Board of Directors considers the Pioneer Funds complex to be one fund for purposes of the Audit Committee’s charter.

The Audit Committee operates under a written charter adopted by our Board of Directors. The primary purpose and responsibilities of the Audit Committee include, among other things:

•assisting our Board of Directors in fulfilling its oversight responsibility relating to:

▪	the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information provided by us;

▪	our compliance with legal and regulatory requirements; and

▪	the evaluation of risk assessment and risk management policies;

•
overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, replacement, evaluation, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the Audit Committee;

•
fostering open communication, including meeting periodically with management, the internal auditor and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately;

•
reviewing and discussing with management and the auditors our quarterly and annual financial statements and report on internal control and the independent registered public accounting firm’s assessment thereof; and

•	reviewing and approving related party and conflict of interest transactions and preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

 The Audit Committee met eight times during the year ended December 31, 2016. For more information, please see “Audit Committee Report” herein.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Norcutt (Chairman), Bock, Clement and Hainey. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors” and the independence standards of Nasdaq that apply to Compensation Committee members. The Compensation Committee operates under a written charter adopted by our Board of Directors. In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs. The Compensation Committee’s basic responsibility is to ensure that our Chief Executive Officer and other key members of management are compensated fairly and effectively in a manner consistent with the Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met seven times during the year ended December 31, 2016.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Hainey (Chairman), Bock, Clement and Norcutt. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed under “—Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and

•	oversees the evaluation of our Board of Directors and management.

 The Nominating & Corporate Governance Committee met three times during the year ended December 31, 2016.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors will occasionally meet in executive session that excludes members of the management team. Our Board of Directors has established a process by which the Lead Director will preside over meetings of our independent directors. Pursuant to this process, the Lead Director has the power to lead the meetings of our independent directors, set the agenda and determine the information to be provided. However, in practice, these meetings tend to be less formal procedurally and, generally, allow for each participant to raise such matters and discuss such business as that director deems necessary or desires. Stockholders and other interested persons may contact the Lead Director, who is independent, in writing by mail c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Secretary. All such letters will be forwarded to the Lead Director. For more information on how to communicate with our other directors, see “—Communications with Our Board of Directors.”

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.

Our Board is currently led by its Chairman, Steven R. Mumma, who also serves as our Chief Executive Officer. Mr. Mumma was appointed as the Chairman of our Board of Directors, effective March 30, 2015. In connection with Mr. Mumma’s appointment as Chairman, our Board has adopted a policy that provides that in the event our Chairman is also an executive officer of the Company, our independent directors will select a Lead Director from among themselves. Mr. Alan Hainey, an independent director of the Company since 2004, serves as our Lead Director, a role he was initially appointed to on March 30, 2015. Our Lead Director's role exists, according to our Board’s policy, (i) to provide leadership to our Board of Directors when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that our Board of Directors operates independently of management; and (iii) to provide our directors with an independent leadership contact.

Our Lead Director's responsibilities, as set forth in our Board of Directors’ policy, include:

•
chairing an executive session during each Board of Directors meeting without management (including without our Chairman and Chief Executive Officer and our President) present in order to give directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to our Chairman and Chief Executive Officer concerning the issues considered;

•	reviewing and discussing with our Chairman the matters to be included in the agenda for meetings of our Board of Directors;

•	acting as liaison between our Board of Directors and the Chief Executive Officer;

•
establishing, in consultation with our Chairman and Chief Executive Officer, and with the Nominating & Corporate Governance Committee, procedures to govern and evaluate our Board of Directors' work, to ensure, on behalf of stockholders, that our Board of Directors is (i) appropriately approving our corporate strategy and (ii) supervising management's progress against achieving that strategy; and

•	ensuring the appropriate flow of information to our Board of Directors and reviewing the adequacy and timing of documentary materials in support of management's proposals.

Our Board of Directors has vested the offices of Chairman and Chief Executive Officer in Mr. Mumma because it believes that combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and our Board of Directors, while providing the appropriate balance between independent oversight of management and efficiency of the operation of our Board of Directors. Furthermore, our Board of Directors believes that having our Board of Directors' deliberation of strategic alternatives framed by the person who (i) is the most knowledgeable about the Company and its industry, (ii) has been most instrumental in transforming the Company from a vertically integrated residential mortgage origination and portfolio investment manager into a diversified investment portfolio manager, and (iii) is responsible for executing our strategy is the optimal means for our Board of Directors to discharge its responsibility of establishing strategy. For these reasons, we believe our Board leadership structure is appropriate for the Company and does not affect our Board of Directors’ approach to risk oversight.

Our Board’s Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2016. Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chairman and Chief Executive Officer or other officers of the Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board’s decision-making.

Our Board of Directors has designated the Audit Committee to take the lead in overseeing risk management, and the Board of Directors and the Audit Committee receive joint briefings provided by management and advisors regarding the adequacy of our risk management processes. Our Board of Directors believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it. The Board of Director’s role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our Board of Directors and the Audit Committee providing oversight of those efforts.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for senior financial officers, including the principal financial officer. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our chief executive officer and chief financial officer by posting such information on our website at www.nymtrust.com, "Corporate Governance".

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for senior financial officers, on our website at www.nymtrust.com under the “Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Investor Relations. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2018 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “—Stockholder Proposals for Our 2018 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board of Directors’ needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Board of Directors and the Nominating & Corporate Governance Committee strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business. Although we have no policy regarding diversity, both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

We provide a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Secretary. We do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2018 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2018 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2018 Annual Meeting of Stockholders, tentatively scheduled to be held in May 2018, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before November 28, 2017 for inclusion in our proxy statement and the form of proxy relating to our 2018 Annual Meeting of Stockholders. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after November 28, 2017 for inclusion in our proxy materials for our 2018 Annual Meeting of Stockholders.

Although stockholder proposals received by us after November 28, 2017 will not be included in our proxy materials for the 2018 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2018 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, not earlier than November 28, 2017, and not later than December 28, 2017. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

▪	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

▪	the class, series and number of shares of stock of the Company beneficially owned by that stockholder and/or stockholder associated person; and

▪
to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice.

•	As to each person whom the stockholder proposes to nominate for election as a director:

▪	the name, age, business address and residence address of the person;

▪	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

▪	the date such shares were acquired and the investment intent of such acquisition;

▪
all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

▪	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 17 meetings, including four regularly scheduled quarterly meetings, during 2016. All directors who were members of our Board of Directors for the year ended December 31, 2016 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2016.

We have a policy that directors attend the Annual Meeting of Stockholders. Each member of our Board of Directors who was a director of the Company at the time of our 2016 Annual Meeting of Stockholders attended the 2016 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of RiverBanc and other RiverBanc-Managed Entities

On May 16, 2016 (the "Acquisition Date"), the Company acquired the outstanding common equity interests in RiverBanc, RB Multifamily Investors LLC ("RBMI"), and RB Development Holding Company LLC ("RBDHC") (collectively, the “Acquirees”) that were not previously owned by the Company through the consummation of separate membership interest purchase agreements, thereby increasing the Company's ownership of each of these entities to 100%. Prior to the Acquisition Date, the Company owned 20.0%, 67.19% and 62.5% of the outstanding common equity interests in RiverBanc, RBMI and RBDHC, respectively.

RiverBanc is an investment management firm that was founded in 2010 and has sourced and managed direct and indirect investments in multi-family apartment properties on behalf of both public and private institutional investors, including the Company, RBMI and RBDHC. Prior to the completion of the RiverBanc acquisition, RiverBanc had served as an external manager of the Company pursuant to an investment management agreement, for which it received base management and incentive fees. For the period commencing on January 1, 2016 to the Acquisition Date, RiverBanc received management and incentive fees of approximately $1.8 million under the management agreement. RiverBanc also managed RBMI and RBDHC and for the period commencing on January 1, 2016 to the Acquisition Date, RiverBanc received management fees of approximately $0.1 million and $0.02 million, respectively, either directly or indirectly from these entities. In connection with the acquisition, the Company terminated its investment management agreement with RiverBanc on May 17, 2016. In acquiring a 100% ownership interest in RiverBanc, the Company has internalized the management of its multi-family investments. The Company expects to achieve certain synergies related to processes and personnel as a result of this internalization.

In connection with the acquisitions, on the Acquisition Date, the Company named Kevin M. Donlon, the founder and Chief Executive Officer of RiverBanc, President of the Company and entered into an employment agreement with Mr. Donlon effective on the Acquisition Date. On June 16, 2016, the Company’s Board of Directors approved the appointment of Mr. Donlon as a director of the Company. Prior to the completion of the acquisitions described above, Donlon Family LLC beneficially owned 59.40%, 5.47% and 6.25% of the outstanding common equity interests in RiverBanc, RMI and RBDHC, respectively. Mr. Donlon beneficially owns 100% of Donlon Family LLC.

On the Acquisition Date, the Company paid Donlon Family LLC approximately $16.3 million for its ownership interests in the Acquirees. The $16.3 million of consideration included a cash holdback in the amount of $3.0 million to be released to Donlon Family LLC upon the purchase by Mr. Donlon or his affiliates of $3.0 million in Company common shares on the open market within 90 days of the Acquisition date. This cash holdback was paid to Donlon Family LLC on June 10, 2016 upon satisfaction of the conditions to the release of the holdback.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our Secretary, together with outside legal counsel, would then assess whether the proposed transaction is a “related person transaction” and, if so, communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, amendment or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2016, our non-employee directors received a combination of cash retainer of $120,000, pro-rated in certain cases in connection with partial-year service, and stock having a value of approximately $70,002. Our Chairman and Chief Executive Officer and our President only receive compensation for their services as our Chief Executive Officer and our President, respectively, and receive no additional compensation for their service on our Board. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards and Fees Earned or Paid in Common Stock (1)	Total
David R. Bock	$120,000	$70,002	$190,002
Michael B. Clement (2)	$60,000	$70,002	$130,002
Alan L. Hainey	$120,000	$70,002	$190,002
Steven G. Norcutt	$120,000	$70,002	$190,002
Douglas E. Neal (3)	$60,000	$70,002	$130,002

(1)
Represents the May 2016 stock awards to Messrs. Bock, Hainey, Neal and Norcutt and June 2016 stock award to Mr. Clement. All of the shares issued (Bock (12,281 shares), Hainey (12,281 shares), Norcutt (12,281 shares), Neal (12,281 shares), and Clement (10,955 shares)) were non-forfeitable as of the date of grant and were issued under the 2010 Stock Plan. The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB ASC Topic 718.

(2)	Mr. Clement was elected as a director on June 16, 2016.

(3)	Mr. Neal resigned from our Board of Directors on June 10, 2016.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2016.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2016.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Steven R. Mumma	58	Chairman and Chief Executive Officer
Kevin M. Donlon	48	President
Nathan R. Reese	38	Managing Director and Secretary
Kristine R. Nario	37	Chief Financial Officer

For information on Messrs. Mumma and Donlon, please see their biographical descriptions provided above under the caption “Proposal One: Election of Directors — Nominees for Election as Directors.”

Nathan R. Reese is our Managing Director and Secretary. Mr. Reese was named Vice President of the Company in March 2007 and Secretary effective January 1, 2008. Mr. Reese's title was changed to Managing Director and Secretary in September 2016. On March 25, 2009, our Board of Directors designated Mr. Reese an executive officer of the Company. In his capacity as Managing Director, Mr. Reese manages company operations including portfolio activity, treasury, servicing, and is responsible for overseeing cash flow management and foreclosure and delinquency monitoring. Prior to his current position, Mr. Reese was employed by the Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005. Before joining the Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group based in Malvern, Pennsylvania. He holds a B.A. in Finance from La Salle University.

Kristine R. Nario is our Chief Financial Officer. Ms. Nario was named Chief Financial Officer of the Company effective May 14, 2014. Ms. Nario previously served as the Company’s Controller, a position she held since joining the Company in November 2012. Prior to joining the Company, Ms. Nario was an Assistant Vice President at Deutsche Bank AG (and certain of its affiliates) from August 2010 to November 2012, where she held positions in financial control and accounting services. Prior to joining Deutsche Bank AG, Ms. Nario was employed at Grant Thornton LLP from October 2005 to August 2010, where she gained experience in managing and supervising financial statement audits of privately- and publicly-held companies in various industries, including hedge funds, broker-dealers, private equity companies and REITs. Ms. Nario is a Certified Public Accountant (inactive) and graduated Cum Laude from the University of Santo Thomas, Manila, Philippines.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 16, 2017, regarding our common stock owned of record or known by us to be owned beneficially by each person owning more than five percent of our common stock, each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group. As of March 16, 2017, we had 111,843,236 shares of common stock outstanding. Each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person. The address for each individual listed below is: c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	10,046,289	9.0%
Kevin M. Donlon	597,842	*
Steven R. Mumma	592,510	*
Nathan R. Reese	64,511	*
Kristine R. Nario	35,506	*
Alan L. Hainey	106,428	*
Steven G. Norcutt	59,005	*
David R. Bock	46,937	*
Michael B. Clement	10,955	*
All directors and executive officers as a group (8 persons)	1,513,694	1.3%

*	Represents less than one percent of our issued and outstanding shares.
(1)
Information based on a Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The reporting person has sole voting power over 9,830,872 shares of common stock and sole dispositive power over 10,046,289 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation program that was in place for 2016 for our Chief Executive Officer (Steven R. Mumma), our President (Kevin M. Donlon), our Chief Financial Officer (Kristine R. Nario) and our Managing Director and Secretary (Nathan R. Reese) (collectively, our “Named Executive Officers” or “NEOs”). Mr. Donlon became an employee of our Company and our President on May 16, 2016. We had no other named executive officers in 2016.

This CD&A explains the overall objectives, elements and policies underlying our named executive officer compensation program for 2016. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

Executive Summary

We are a real estate investment trust, or REIT, for federal income tax purposes, in the business of acquiring, investing in, financing and managing primarily mortgage-related and residential housing-related assets and financial assets. Our investment portfolio includes residential mortgage loans, including second mortgages and loans sourced from distressed markets, non-Agency RMBS, multi-family CMBS, preferred equity and joint venture equity investments in, and mezzanine loans to, owners of multi-family properties, equity and debt securities issued by entities that invest in residential and commercial real estate and Agency RMBS. Our hybrid investment strategy and the industry in which we operate (mortgage REIT) require that we maintain a highly qualified executive management team with strong operational skills.

NEO Compensation Program Objectives

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•	aligning our management team’s interests with stockholders’ expectations of return on investment;

•	motivating and rewarding our management team to grow earnings and book value in a manner that is consistent with prudent risk-taking and based on sound corporate governance practices; and

•	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our 2016 NEO Compensation Program

As discussed in more detail herein, our 2016 NEO compensation program is comprised of the following primary compensation elements:

•	base salary, which is fixed annually and compensates individuals for daily performance;

•	incentive compensation that is payable in cash and is based on achievement of certain corporate and individual performance objectives under the Annual Incentive Plan;

•
incentive compensation that is payable in shares of restricted stock that vest ratably over the course of three years from the date of grant and is also based on achievement of certain corporate and individual performance objectives under the Annual Incentive Plan; and

•
with respect to our Chief Executive Officer only, a separate restricted stock award issued in May 2016 that vests ratably over the course of three years, which was granted in recognition of the successful closing of our acquisition of RiverBanc and certain entities managed by RiverBanc, to better right-size Mr. Mumma’s total compensation relative to the range of total compensation paid to the chief executive officers in our peer group in 2015, and to provide additional incentive to Mr. Mumma to remain with the Company over the longer-term (the “May 2016 RSA”).

Management’s Assessment of 2016 Performance

The following is a summary of our key results and achievements in 2016:

•	net income attributable to common stockholders of $54.7 million, or $0.50 per share, for the year ended December 31, 2016;

•	produced return on common stockholders' equity of 9.6%;

•	produced adjusted return on common stockholders' equity of 11.5%;

•	produced total stockholders' return (common stock price change plus dividends) of 41.8%;

•	produced economic return (change in book value per common share plus common share dividends) of 8.4%;

•	declared annual dividends in 2016 of $0.96 per common share; and

•	internalized the management of the Company's multi-family investments in May 2016 by acquiring the outstanding common equity interests in our multi-family investment manager, RiverBanc.

Highlights of Our NEO Compensation Program in 2016

In making its compensation decisions for the 2016 fiscal year, subject in each case to the terms of the Annual Incentive Plan, the Compensation Committee recognized our 2016 results and achievements noted above, the performance of the Company and the NEOs, the performance of the Company as compared to other hybrid mortgage REITs and the contributions and accomplishments of our NEOs to our continuing growth. The following is a summary of the highlights of our 2016 NEO compensation program:

•	total compensation for our NEOs in 2016 was $6.3 million, or $0.06 per weighted average share of common stock outstanding in 2016.

•	base salary represented 27% of total compensation for our NEOs in 2016;

•	approximately 60% of the total compensation paid to our NEOs in 2016 was paid pursuant to a performance bonus plan;

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors, compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our NEOs. As part of its process for reviewing the performance of our NEOs for 2016, the Compensation Committee considered the recommendations of our Chairman and Chief Executive Officer, with respect to the compensation of Messrs. Donlon and Reese and Ms. Nario. Moreover, at the 2016 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by approximately 89% of shares voted. The level of support on the advisory vote was considered by the Compensation Committee and supported its decision to not make any significant changes to the structure of our compensation program during 2016, other than the May 2016 RSA to our Chairman and Chief Executive Officer, which specific award was outside of and separate from the Annual Incentive Plan for the reasons indicated above.

Historically, the Compensation Committee has reviewed compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and the NEOs’ actual performance, at which time it typically makes determinations with respect to cash incentive and equity incentive compensation. In situations where we hire or promote a new NEO during the fiscal year, as was the case in 2016 with Mr. Donlon, the Compensation Committee may make base salary and bonus determinations in close proximity to the NEO's hiring or promotion date. In Mr. Donlon's case, the Compensation Committee established his annual base salary in connection with the negotiation of his employment agreement in May 2016, and in February 2017 the Compensation Committee made the formal decision to slot him into the Annual Incentive Plan such that he would be treated in a manner similar to the Chief Executive Officer in determining his 2016 incentive compensation, although the Compensation Committee had informally discussed treating Mr. Donlon in this manner during employment agreement negotiations in May 2016. The Compensation Committee's determination to slot Mr. Donlon into the Annual Incentive Plan in a manner similar to Mr. Mumma reflects the Compensation Committee's and Mr. Mumma's view of the partnership between the Company's chief executive and president roles and the importance of the multi-family strategy to the Company's future success.

As part of its annual review of the compensation paid to our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (defined below), our financial performance and financial condition, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of our NEOs. As part of this review, the Compensation Committee considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy, which includes other internally managed mortgage REITs or specialty-finance companies, such as MFA Financial, Inc., CYS Investments, Inc., Capstead Mortgage Corporation, Dynex Capital, Inc., Arlington Asset Investment Corp. and RAIT Financial Trust. We sometimes refer to this group as our “peer group” for purposes of determining compensation. Relative to our peer group, we are smaller in terms of total assets and mid-sized in terms of stockholders’ equity. In terms of compensation paid to our NEOs, we have typically provided total compensation at or near the low end of the range of total compensation provided by our peer group, with total compensation in 2015 for (i) the Chief Executive Officers of our peer group ranging from approximately $2.1 million to approximately $5.2 million, and (ii) the other named executive officers of our peer group ranging from approximately $0.5 million to approximately $4.3 million. We do not, however, have a policy of targeting compensation for our NEOs to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we have attempted to structure the Company’s Annual Incentive Plan to compensate our NEOs in a manner that is both competitive enough to retain their services and rewards their performance, hard work and dedication, but is also consistent with our needs to maintain an appropriate expense structure. The Compensation Committee expects that as we continue to grow the Company in future years, our total NEO compensation will become more competitive with the total compensation paid by our peer group.

In 2013, the Compensation Committee worked jointly with management to design and implement a performance-based, incentive compensation plan that combines the elements of current cash and equity incentive compensation in one plan, which we refer to as the Annual Incentive Plan. On March 21, 2013, the Compensation Committee and our Board of Directors approved the Annual Incentive Plan for the purpose of (i) attracting and retaining top performing employees, (ii) motivating employees by tying compensation directly to our financial performance, and (iii) rewarding exceptional individual performance that supports our overall objectives. While many of our peer group companies view annual cash incentive compensation and equity incentive compensation as separate components of their overall compensation program and may have separate criteria for each component, the Annual Incentive Plan ties the payment of both cash incentive and equity compensation with time-based vesting conditions to the achievement of quantitative and qualitative performance goals set forth in the Annual Incentive Plan. The Compensation Committee believes that by issuing both cash and equity incentive awards based on an individual’s achievement of the performance criteria, the Annual Incentive Plan allows us to better monitor the effects of our compensation program.

On May 28, 2015, our Board of Directors, upon the recommendation of the Compensation Committee, completed an annual review of the Annual Incentive Plan, and adopted changes that expanded the performance measures from one single performance measure comprised of adjusted return on equity, to three equally-rated performance measures comprised of adjusted return on equity, total economic return and total common stockholder return, as well as changes to the hurdle requirements under the quantitative component of the Annual Incentive Plan which took into account an increasingly challenging current return environment. Our Board of Directors also approved changes to the incentive bonus payout structure under the Annual Incentive Plan to better provide current cash compensation to our NEOs other than our Chief Executive Officer and our President. In March 2016, the Compensation Committee determined to leave the Annual Incentive Plan (as amended in 2015) unchanged and approved its use for purposes of determining the compensation of our NEOs for performance in the 2016 fiscal year.

As discussed above, we do not target the compensation of our NEOs to any specific level within the range of total compensation paid by our peer group. However, the Compensation Committee recognizes that because, particularly with respect to our Chief Executive Officer and our President, a significant amount of their total compensation is driven by a formulaic and objective process pursuant to the Annual Incentive Plan, there are occasions, such as in 2015, when the incentive compensation predicated by our Annual Incentive Plan produces a less than optimal result. For example, our Chief Executive Officer’s total compensation in 2015 was nearly cut in half from 2014 levels and was well below the total compensation paid to the next lowest paid chief executive within our peer group. The decline was due, in large part, to a decline in the Company’s stock price driven largely by macroeconomic factors. After discussing in the spring of 2016 the outcome of the 2015 executive compensation process and certain other factors discussed above, the Compensation Committee determined to approve the May 2016 RSA to Mr. Mumma, which was comprised of 100,000 shares of restricted stock. The Compensation Committee does not consider such a separate and distinct equity grant to be a regular part of its annual incentive compensation program, but will use such a grant where it believes the Annual Incentive Plan fails to produce total compensation payable to a NEO that is consistent with the objectives of our executive compensation program.

Finally, the Compensation Committee also reviews and makes recommendations to our Board of Directors annually with respect to the compensation of our non-management directors. In setting director compensation, our Board of Directors generally considers the compensation practices and levels for directors paid by our peer group and by other mortgage REITs, as well as the expected time commitment from the non-management directors in such year.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to the Board of Directors, on an annual basis, director and officer compensation plans, policies and programs of the Company, including determining salaries, annual cash bonuses, restricted stock awards, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees. Neither the Compensation Committee nor management has engaged a compensation consultant since 2005 and no subcommittees were formed by the Compensation Committee in 2016.

Executive Compensation Program Components

The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of the Company and our budgeted operating expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors.

In February 2016, the Compensation Committee elected to increase base salaries from 2015 levels for each of Mr. Reese and Ms. Nario for fiscal year 2016, with Mr. Reese’s set at $350,000 and Ms. Nario’s at $300,000. The determination to increase base salaries in 2016 for these NEOs was driven primarily by our desire to establish a base salary that is more competitive with the base salaries paid by our peer group. Mr. Mumma's annual base salary was unchanged at $700,000 and Mr. Donlon's annual base salary was set at $550,000 as provided in the Employment Agreement between us and Mr. Donlon entered into on May 16, 2016, of which Mr. Donlon was paid the pro-rated amount of $343,750.

Incentive Compensation

Incentive compensation, in the form of annual cash incentive compensation and equity incentive awards subject to time-based vesting conditions (payable in the form of restricted stock), is available to each of the NEOs under the Annual Incentive Plan. See “— Annual Incentive Plan” below. Incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are within the control of the NEOs.

In part, to better align our NEOs' interests with those of our stockholders and to cause them to increase their ownership of common stock, the Compensation Committee has structured the Annual Incentive Plan to require the NEOs to receive, subject to the amount of incentive compensation earned, a portion of their incentive compensation as equity incentive awards subject to time-based vesting conditions. The Compensation Committee believes that equity incentive awards subject to time-based vesting conditions are important to motivate and reward the NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with the Company on a longer-term basis, while the cash incentive compensation payable under the Annual Incentive Plan provides NEOs with current income for achieving performance criteria during 2016. Equity incentive awards under the Annual Incentive Plan are provided by grants of restricted stock issued under our 2010 Stock Plan (or any successor plan) which vest ratably on the first, second and third anniversaries of the grant date.

Annual Incentive Plan

Pursuant to the Annual Incentive Plan, we provide our NEOs with the opportunity to earn annual incentive compensation for achieving corporate financial and non-financial goals. The Annual Incentive Plan, which provides for no minimum award or guaranteed payment, is comprised of two parts: a quantitative component and a qualitative component. Pursuant to the Annual Incentive Plan as effective for fiscal year 2016, each of Messrs. Mumma’s and Donlon’s incentive compensation was weighted such that 80% was based on performance under the quantitative component and 20% under the qualitative component, while Mr. Reese’s incentive compensation was weighted such that 65% was based on performance under the quantitative component and 35% under the qualitative component. The Compensation Committee set Ms. Nario’s incentive compensation under the Annual Incentive Plan to be weighted such that 25% was based on performance under the quantitative component and 75% was based on performance under the qualitative component. Because Messrs. Mumma and Donlon are our most senior executives and, in Mr. Mumma's case, he has ultimate responsibility over our investment portfolio and other business decisions and, in Mr. Donlon's case, as the Company's next-most senior executive officer, he is responsible for managing our multi-family strategy, which asset category is the Company's largest revenue producer, our success or failure is highly dependent on these individuals. As a result, the Compensation Committee concluded that Messrs. Mumma’s and Donlon’s incentive compensation should be weighted more heavily on our achievement of the performance criteria under the quantitative component as compared to the weighting of components for Mr. Reese and Ms. Nario. In addition, because Ms. Nario does not have management responsibility for investment strategy, asset selection or portfolio management, unlike Mr. Reese, the Compensation Committee concluded that Ms. Nario’s performance under the quantitative component should be weighted at 25%.

Quantitative Component. The amount of the incentive compensation payable under the quantitative component was based on the average of three performance measures, adjusted return on equity (“AROE”), total economic return (“TER”) and total common stockholder return (“TSR” and together with AROE and TER, the “Quantitative Company Performance Measure”). The ultimate amount of the payout under the quantitative component of the Annual Incentive Plan was contingent on the Company exceeding specified return hurdles under the Quantitative Company Performance Measure for the 2016 fiscal year. Prior to the 2015 fiscal year, the quantitative component had been based solely on AROE.

For purposes of the Annual Incentive Plan:

•
AROE is defined as (A) GAAP net income, as reported in the Company’s annual financial statements for the 2016 fiscal year, excluding unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts, divided by (B) the Company’s annual average GAAP common stockholders’ equity for the 2016 fiscal year, as adjusted to exclude the impact of unrealized gains and losses reported in other comprehensive income on GAAP common stockholders’ equity and cumulative unrealized gains and losses from acquisition date related to the consolidated multi-family loans held in securitization trusts (“Adjusted Stockholders’ Equity”). The Company’s annual average Adjusted Stockholders’ Equity is calculated by averaging our Adjusted Stockholders’ Equity for each of the four quarters in the year, with the respective quarterly amounts calculated by averaging (1) Adjusted Stockholders’ Equity for the previous quarter end and (2) Adjusted Stockholders’ Equity for the current quarter end. In its discretion, the Compensation Committee may elect to adjust the average Adjusted Stockholders’ Equity for capital raises that occurred during the measurement period to properly reflect the weighted average amount outstanding during the period.

•
TER is defined as (A) the sum of (i) the Company’s book value per common share at December 31, 2016 and (ii) the aggregate dividends per common share declared by the Company during 2016, divided by (B) the Company’s book value per common share at December 31, 2015.

•
TSR is defined as (A) the sum of (i) the closing per share sales price of the Company’s common stock on December 30, 2016 and (ii) the aggregate dividends per common share declared by the Company during 2016, divided by (B) the closing per share sales price of the Company’s common stock on December 31, 2015.

The Compensation Committee did not make any adjustments to the average Adjusted Stockholders’ Equity for capital raises by the Company during fiscal year 2016.

The following table sets forth the Quantitative Company Performance Measure hurdles and corresponding incentive compensation payouts for each of the NEOs under the quantitative component of the Annual Incentive Plan:

Named Executive Officer	Quantitative Company Performance Hurdle(1) (2)	Payout as a % of Base Salary Upon Achievement of Hurdle (1)
Steven R. Mumma	Less than 8%	—
	8%	100%
	11%	200%
	14%	300%
	Greater than 14%	300%	(2)
Kevin M. Donlon (3)	Less than 8%	—
	8%	100%
	11%	200%
	14%	300%
	Greater than 14%	300%	(2)
Nathan R. Reese	Less than 8%	—
	8%	50%
	11%	100%
	14%	150%
	Greater than 14%	150%	(2)
Kristine R. Nario	Less than 8%	—
	8%	50%
	11%	75%
	14%	125%
	Greater than 14%	125%	(2)

(1)
For fiscal year 2016, the payout percentages are pro-rated based on achievement of the Quantitative Company Performance Measure between specified hurdles. For example, attainment of a Quantitative Company Performance Measure of 9.5% for the 2016 fiscal year would entitle Messrs. Mumma and Donlon to a percentage payout under the quantitative component equal to 150%. Actual incentive compensation earned under the quantitative component is calculated by multiplying, (i) in the case of each of Messrs. Mumma and Donlon, 80% by the product of the applicable payout percentage and the base salary paid to such person in 2016, (ii) in the case of Mr. Reese, 65% by the product of the applicable payout percentage and Mr. Reese’s base salary, and (iii) in the case of Ms. Nario, 25% by the product of the applicable payout percentage and Ms. Nario’s base salary.

(2)	At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of Quantitative Company Performance Measure in excess of 14%.

(3)	Payout as a percentage of base salary is based on the pro-rated amount of Mr. Donlon's annual base salary for the period May 16, 2016 to December 31, 2016.

For 2016, the Compensation Committee concluded that the Quantitative Company Performance Measure achieved was greater than 14% under the Annual Incentive Plan. Set forth in the table below is the payout calculation for each of our NEOs based on achievement of greater than 14% Quantitative Company Performance Measure.

Named Executive Officer	Base Salary	Quantitative Multiplier	Allocated Percentage	Quantitative Incentive Payout Amount
Steven R. Mumma	$700,000	3.00	80%	$1,680,000
Kevin M. Donlon (1)	$343,750	3.00	80%	$825,000
Nathan R. Reese	$350,000	1.50	65%	$341,250
Kristine R. Nario	$300,000	1.25	25%	$93,750

(1) Represents the pro-rated amount of Mr. Donlon's annual base salary that was paid to him for the period May 16, 2016 to December 31, 2016.

Notwithstanding the tables above, the Compensation Committee is authorized under the Annual Incentive Plan to increase or decrease the percentage payout under the quantitative component based on our performance relative to our peer group. The Compensation Committee did not make any adjustments to the percentage payout under the quantitative component for fiscal year 2016.

Qualitative Component. Under the qualitative component, a NEO is eligible to receive incentive compensation equal to, in the case of Messrs. Mumma and Donlon, between zero and three times his base salary multiplied by 20%, respectively, in the case of Mr. Reese, between zero and one and one-half times Mr. Reese’s base salary multiplied by 35%, and in the case of Ms. Nario, between zero and one and one-fourth times Ms. Nario’s base salary multiplied by 75%. Under the qualitative component, the Compensation Committee considered the following performance factors, in addition to any other factors that the Compensation Committee deemed to be appropriate, when determining the payout amount under this component: (i) in the case of Mr. Mumma, (A) leadership of the Company, (B) investor relations, shareholder communications and capital raising, (C) our performance relative to budget and (D) risk management and capital preservation, (ii) in the case of Mr. Donlon, (A) leadership of the multi-family investment platform, (B) the performance of our multi-family investment platform, (C) investor relations and capital raising and (D) our performance relative to budget, and (iii) in the case of our other NEOs, qualitative performance objectives determined annually by the Chief Executive Officer and our Board of Directors, which included criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

The following table sets forth the hurdles and corresponding incentive compensation payouts for each of the NEOs under the qualitative component of the Annual Incentive Plan:

Named Executive Officer	Qualitative Company Performance Hurdle	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven R. Mumma	Minimum	100%
	Target	200%
	Maximum	300%
Kevin M. Donlon	Minimum	100%
	Target	200%
	Maximum	300%
Nathan R. Reese	Minimum	50%
	Target	100%
	Maximum	150%
Kristine R. Nario	Minimum	50%
	Target	75%
	Maximum	125%

The Compensation Committee has the discretion to determine the qualitative component at levels between the performance levels identified in the table above. Set forth in the table below is the payout calculation for each of our NEOs based on the Compensation Committee's determination of the qualitative component of the 2016 incentive compensation.

Named Executive Officer	Base Salary	Qualitative Multiplier	Allocated Percentage	Qualitative Incentive Payout Amount
Steven R. Mumma (1)	$700,000	2.00	20%	$280,000
Kevin M. Donlon (2)	$343,750	3.00	20%	$206,250
Nathan R. Reese (3)	$350,000	1.00	35%	$122,500
Kristine R. Nario (4)	$300,000	1.00	75%	$225,000

(1)
In the case of Mr. Mumma, the Compensation Committee considered his leadership of the Company in successfully closing our acquisition of RiverBanc and certain entities managed by RiverBanc, his navigation of the Company's continued portfolio transition through a continued difficult market environment in 2016, which resulted in a 9.6% positive return on stockholders’ equity, which the Compensation Committee considered to be a solid performance relative to other hybrid mortgage REITs (including internally- and externally-managed), and that he continued to provide the Company with a strong culture of risk management and a disciplined approach to capital preservation. As a result, the Compensation Committee determined that Mr. Mumma achieved the target performance under the qualitative component (i.e., 200%).

(2)
In the case of Mr. Donlon, the Board, with the input of our Chief Executive Officer, considered, among other things, Mr. Donlon's integration of the RiverBanc platform into the Company and his successful efforts to retain nearly all of the RiverBanc team as employees of our Company, all while sourcing $37.3 million of additional multi-family investments for the Company in 2016. As a result, the Compensation Committee determined that Mr. Donlon achieved the maximum performance under this component (i.e., 300%). The base salary for Mr. Donlon represents the pro-rated amount of Mr. Donlon's annual base salary that was paid to him for the period May 16, 2016 to December 31, 2016.

(3)
In the case of Mr. Reese, the Board, with the input of our Chief Executive Officer, determined that, among other things, Mr. Reese was actively involved in the successful implementation of the investment and financing strategies of the Company and instrumental in successfully executing our 2016 business plan. As a result, the Compensation Committee determined that Mr. Reese achieved the target performance under this component (i.e., 100%).

(4)
In the case of Ms. Nario, the Board, with the input of our Chief Executive Officer, determined that, among other things, Ms. Nario was successful in directing the activities performed by our finance and accounting staff in support of our business activities, specifically including the integration of the RiverBanc acquisition for accounting purposes. As a result, the Compensation Committee determined that Ms. Nario achieved above target performance under this component (i.e., 100%).

Total Incentive Compensation Earned and Paid Under the Annual Incentive Plan. In accordance with the Annual Incentive Plan, our NEOs earned the following amounts of total incentive compensation in 2016:

Named Executive Officer	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Total Incentive Compensation Earned in 2016	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock
Steven R. Mumma (1)	$1,680,000	$280,000	$1,960,000	52%	48%
Kevin M. Donlon	$825,000	$206,250	$1,031,250	50%	50%
Nathan R. Reese	$341,250	$122,500	$463,750	75%	25%
Kristine R. Nario	$93,750	$225,000	$318,750	75%	25%

(1) Mr. Mumma was issued 138,237 shares of restricted stock on February 8, 2017 as payment of a portion of the 144,495 shares of restricted stock (having a grant date fair value of $945,000) earned by him in 2016 under the Annual Incentive Plan. Because the Company did not have, as of February 2017, a sufficient number of shares of common stock remaining authorized and available for issuance under the 2010 Stock Plan to pay the full award of restricted stock earned by Mr. Mumma under the Annual Incentive Plan in 2016, the Company and Mr. Mumma entered into the Letter Agreement, pursuant to which, (i) subject to stockholders approving the 2017 Equity Incentive Plan at the Annual Meeting, the Company will issue to Mr. Mumma the remaining 6,258 shares of restricted stock earned by him in 2016 under the Annual Incentive Plan as soon as practicable following the filing of a registration statement on Form S-8 with respect to the 2017 Equity Incentive Plan, or (ii) in the event stockholders do not approve the 2017 Equity Incentive Plan at the Annual Meeting, the Company will pay Mr. Mumma an amount in cash equal to the grant date fair value of the remaining 6,258 shares of restricted stock earned by him in 2016 under the Annual Incentive Plan as if the remaining shares had actually been issued on February 8, 2017. See “—Letter Agreement” below.

Equity Incentive Compensation Under the Annual Incentive Plan. As noted above, NEOs were eligible to earn incentive compensation under the Annual Incentive Plan that is payable in cash, or depending on the size of the total award earned under the Annual Incentive Plan, a combination of cash and shares of restricted stock, subject, in each case, to the discretion of the Compensation Committee and the terms of the 2010 Stock Plan (or successor plan). Shares of restricted stock issued as part of the compensation earned under the Annual Incentive Plan are issued from our 2010 Stock Plan (or successor plan) and vest ratably on an annual basis over a three-year period. The following table sets forth the percentage of aggregate compensation earned under the Annual Incentive Plan at various payout levels for fiscal year 2016 that are required to be paid in restricted common stock:

Named Executive Officer	Minimum	Target	Maximum
Steven R. Mumma	25%	38%	50%
Kevin M. Donlon	25%	38%	50%
Nathan R. Reese	25%	25%	25%
Kristine R. Nario	25%	25%	25%

For 2016, the Compensation Committee awarded, in accordance with the terms of the Annual Incentive Plan and, in Mr. Mumma's case only, the Letter Agreement, a total of 138,237 shares of restricted stock to Mr. Mumma (having a grant date fair value of approximately $904,067, which is based on the closing sale price of our common stock on February 8, 2017, the date the stock award was approved by our Compensation Committee), 78,842 shares of restricted stock to Mr. Donlon (having a grant date fair value of approximately $515,625), 17,727 shares of restricted stock to Mr. Reese (having a grant date fair value of approximately $115,938) and 12,185 shares of restricted stock to Ms. Nario (having a grant date fair value of approximately $79,688). See “—Letter Agreement” below for more information with respect to the balance of equity incentive compensation payable to Mr. Mumma for performance in 2016. The formulaic approach of having equity incentive awards subject to time-based vesting conditions tied directly to incentive compensation earned under the Annual Incentive Plan was influenced by (i) our desire to increase the executive’s ownership stake in the Company and better align the executive’s interests with those of our stockholders, (ii) our desire to tie total incentive compensation (including equity incentive awards) to a single incentive performance plan weighted, in the case of three of our NEOs, more heavily upon quantitative performance measures, (iii) our desire to increase the amount of non-cash, equity incentive compensation earned by each of our Chief Executive Officer and our President as a percentage of his total compensation, (iv) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based vesting conditions that rewards performance and increases the executive’s incentive to remain with the Company over the longer-term, and (v) our desire to create an incentive compensation plan that spreads the expense of a portion of the incentive compensation program over a three-year period.

The Compensation Committee expects to continue to issue equity incentive awards subject to time-based vesting conditions to our NEOs during the first quarter of each fiscal year in the future, pursuant to an incentive compensation plan that is similar to the Annual Incentive Plan or otherwise, and subject in each case to our stockholders' approval of a successor plan to our 2010 Stock Plan. Restricted stock is the preferred equity incentive award of the Compensation Committee due, in part, to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of equity incentive award.

Letter Agreement

Because the Company did not have, as of February 2017, a sufficient number of shares of common stock remaining authorized and available for issuance under the 2010 Stock Plan to pay the full award of restricted stock earned by Mr. Mumma under the Annual Incentive Plan in 2016, the Company and Mr. Mumma entered into the Letter Agreement, pursuant to which (i) the Company will issue to Mr. Mumma the remaining 6,258 shares of restricted stock earned by him in 2016 under the Annual Incentive Plan (the “Remaining Restricted Shares”) as soon as practicable following the filing of a registration statement on Form S-8 with respect to the 2017 Equity Incentive Plan, subject to stockholders approving the 2017 Equity Incentive Plan at the Annual Meeting, or (ii) in the event stockholders do not approve the 2017 Equity Incentive Plan at the Annual Meeting, the Company will pay Mr. Mumma an amount in cash equal to the grant date fair value of the Remaining Restricted Shares as if the Remaining Restricted Shares had actually been issued on February 8, 2017 (the “Cash Award”). Pursuant to the Letter Agreement, upon grant, the Remaining Restricted Shares or Cash Award will generally be subject to the terms and conditions specified under the Annual Incentive Plan, including but not limited to the ratable three-year vesting period. In addition, to the extent the Company pays a dividend on its common stock between February 8, 2017 and the date the Remaining Restricted Shares are issued, Mr. Mumma will receive an amount in cash equal to such per share dividend multiplied by the remaining 6,258 shares. Alternatively, in the event the Company’s stockholders do not approve the 2017 Equity Incentive Plan at the Annual Meeting and the Company pays the Cash Award as a result, to the extent the Company pays one or more dividends on its common stock between February 8, 2017 and the final date of settlement with respect to the Cash Award, Mr. Mumma will receive on each dividend payment date an amount in cash equal to the per share dividend multiplied by the Remaining Restricted Shares.

2015 Performance Share Award

As previously disclosed, in May 2015, the Compensation Committee approved a performance share award to Mr. Mumma. See “—Other Compensation Arrangements—Performance Share Award Agreement” below for more information. Pursuant to its terms, as of December 31, 2016, none of the performance share award has been earned.

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan. The primary benefits for the NEOs are as follows:

•	receipt of dividends on all unvested restricted stock awards; and

•	with respect to Mr. Mumma only, life insurance policies and supplemental long-term disability insurance policies purchased by Mr. Mumma in his name and reimbursed by the Company.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our Chief Executive Officer and our President with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to Messrs. Mumma and Donlon in the event their employment is terminated under certain circumstances. As such,we are a party to employment agreements with each of Messrs. Mumma and Donlon. For more information regarding the terms of these employment agreements, see “—Other Compensation Arrangements—Employment Agreements.” The terms of each of Messrs. Mumma’s and Donlon’s employment agreements are considered annually by the Compensation Committee. We have not entered into employment agreements with our other NEOs.

NEO Compensation Determinations for 2017

In February 2017, our Board of Directors approved the following 2017 salaries for our NEOs:

Named Executive Officer	Base Salary
Steven R. Mumma	$800,000
Kevin M. Donlon	$650,000
Nathan R. Reese	$350,000
Kristine R. Nario	$325,000

Share Ownership Guidelines

The NEOs are not formally required to achieve or maintain any particular level of stock ownership in us. For more information on the share ownership of our executive officers, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by the Company on our tax return with respect to each of our Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executives. In general, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders is not subject to this limit. Our 2010 Stock Plan is designed so that performance-based restricted stock awards granted to our NEOs under the plan can be exempt from the compensation deduction limitation described above. Time-based awards are subject to the compensation deduction limitation. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, in order to maintain flexibility in compensating executives, including our NEOs, in a manner designed to promote our corporate goals, including retaining and incentivizing the NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which typically occurs during the first quarter of each year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Steven G. Norcutt (Chairman)
David R. Bock
Michael B. Clement
Alan L. Hainey

March 28, 2017

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below, the information under the caption “Compensation Discussion and Analysis” beginning on page 29 and the information under the caption “—Other Compensation Arrangements.” We summarize below the compensation information for the fiscal years ended December 31, 2016, 2015 and 2014 for each of Messrs. Mumma and Reese and Ms. Nario and for the fiscal year ended December 31, 2016 for Mr. Donlon. Mr. Donlon first became a NEO in May 2016.

Name and Principal Position	Year	Salary		Cash Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Awards(1)(2)	All Other Compensation(3)	Total
Steven R. Mumma	2016	$700,000		$—	$1,015,000	$1,514,000	$239,577	$3,468,577
Chief Executive Officer	2015	$700,000		$—	$315,000	$105,000	$256,719	$1,376,719
	2014	$533,333	(4)	$—	$575,000	$1,214,908	$152,531	$2,475,772
Kevin M. Donlon	2016	$343,750	(5)	$—	$515,625	$515,625	$—	$1,375,000
President
Nathan R. Reese	2016	$350,000		$—	$347,812	$115,938	$26,922	$840,672
Managing Director and	2015	$325,000		$—	$127,969	$42,656	$35,517	$531,142
Secretary	2014	$260,000		$—	$247,730	$97,729	$9,208	$614,667
Kristine R. Nario	2016	$300,000		$—	$239,062	$79,688	$21,806	$640,556
Chief Financial Officer	2015	$275,000		$—	$116,016	$38,672	$28,340	$458,028
	2014	$225,000		$—	$209,244	$59,245	$3,418	$496,907

(1)
Amounts represent annual cash incentive compensation earned under the Annual Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan.” In accordance with the Annual Incentive Plan, for fiscal year 2016, Mr. Mumma received total incentive compensation of $1,960,000, $1,015,000 of which was paid in cash and $945,000 of which is expected to be paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above). See “Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Compensation—Annual Incentive Plan—Letter Agreement” above. Also included in the "Stock Awards" column in the table above for Mr. Mumma is the May 2016 RSA comprised of 100,000 shares of restricted stock having a grant date fair value of $569,000. Pursuant to the Annual Incentive Plan, Mr. Donlon received total incentive compensation of $1,031,250, $515,625 of which was paid in cash and $515,625 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2016, Mr. Reese received total incentive compensation of $463,750, $347,812 of which was paid in cash and $115,938 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2016 and Ms. Nario received total incentive compensation of $318,750, $239,062 of which was paid in cash and $79,688 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2016.

(2)
The amounts in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. On May 16, 2016, Mr. Mumma received 100,000 shares pursuant to the May 2016 RSA. On February 8, 2017, Mr. Mumma, Mr. Donlon, Mr. Reese and Ms. Nario received 138,237, 78,842, 17,727 and 12,185 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the Annual Incentive Plan for their individual performance and our performance in 2016. Pursuant to the Annual Incentive Plan and the Letter Agreement, Mr. Mumma will receive the 6,258 Remaining Restricted Shares due to him following stockholder approval of the 2017 Equity Incentive Plan at the Annual Meeting and as such, we have included the grant date fair value of the Remaining Restricted Shares in Mr. Mumma's "Stock Awards" tally for 2016. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Compensation—Annual Incentive Plan—Letter Agreement” above. Similarly, on February 25, 2016, Mr. Mumma, Mr. Reese and Ms. Nario received 25,240, 10,254 and 9,296 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the Annual Incentive Plan for their individual performance and our performance in 2015. On February 18, 2015, Mr. Mumma, Mr. Reese and Ms. Nario received 155,957, 12,546 and 7,605 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the Annual Incentive Plan for their individual performance and our performance in 2014. For a description of the formula used to calculate the amounts payable under the Annual Incentive Plan in cash and restricted stock, see “—Compensation Discussion and Analysis — Executive Compensation Program Components — Annual Incentive Plan.” Because, in the case of the restricted stock issued pursuant to the Annual Incentive Plan, the size of the awards were determined by the Compensation Committee as part of the NEOs' compensation for each person’s individual performance and our performance in the respective years set forth in the table above, we have included these restricted stock awards in our NEOs' compensation for such year. Consistent with this approach, a restricted stock grant of 4,220 shares to Ms. Nario on February 13, 2014 has been excluded from Ms. Nario’s 2014 compensation because it was awarded by the Compensation Committee as part of Ms. Nario’s 2013 compensation package prior to Ms. Nario's appointment as Chief Financial Officer. Pursuant to the terms of the restricted stock award agreements, one-third of the shares awarded as part of the grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. All shares issued to the NEOs, other than the Remaining Restricted Shares, for which issuance remains subject to stockholder approval of the 2017 Equity Incentive Plan, have been issued under the 2010 Stock Plan.

(3)
Dividends paid on unvested restricted common stock, which are included in “All Other Compensation,” are based on the same dividend rate per share as the dividends on our common stock. For the 2016, 2015 and 2014 fiscal years, we have not included the health care benefits received by NEOs because such benefits are available generally to all employees on similar terms. We do not intend to include health care benefits as part of “All Other Compensation” in the future to the extent such benefits are available generally to all employees on similar terms. All other compensation includes:

•
2016 for Mr. Mumma: Includes $220,703 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies, $8,509 in premiums paid for supplemental disability insurance policies and $7,950 in 401k employer contribution.

•
2015 for Mr. Mumma: Includes $226,720 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies, $8,509 in premiums paid for supplemental disability insurance policies and $19,075 in 401k employer contribution.

•
2014 for Mr. Mumma: Includes $141,607 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies and $8,509 in premiums paid for supplemental disability insurance policies.

•	2016 for Mr. Reese: Includes $18,972 in dividends on outstanding and unvested restricted stock and $7,950 in 401k employer contribution.

•	2015 for Mr. Reese: Includes $16,442 in dividends on outstanding and unvested restricted stock and $19,075 in 401k employer contribution.

•	2014 for Mr. Reese: Includes $9,208 in dividends on outstanding and unvested restricted stock.

•	2016 for Ms. Nario: Includes $13,856 in dividends on outstanding and unvested restricted stock and $7,950 in 401k employer contribution.

•	2015 for Ms. Nario: Includes $9,265 in dividends on outstanding and unvested restricted stock and $19,075 in 401k employer contribution.

•	2014 for Ms. Nario: Includes $3,418 in dividends on outstanding and unvested restricted stock.

(4)	Effective November 1, 2014, Mr. Mumma’s annual base salary increased from $500,000 to $700,000.

(5)	Represents the pro-rated amount of Mr. Donlon's annual base salary that was paid to him for the period May 16, 2016 to December 31, 2016.

Discussion of Summary Compensation Table

Cash Bonus.   In connection with the adoption of the Annual Incentive Plan, cash incentive amounts granted under the Annual Incentive Plan in 2016, 2015 and 2014 are deemed to be grants of non-equity incentive compensation. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan.”

Stock Awards. As discussed in footnote 1 to the “Summary Compensation Table” above and except as set forth in the immediately following sentence, we include restricted stock awards granted each year as compensation in the prior year because the size of the annual restricted stock awards are determined and awarded by the Compensation Committee in consideration of the amount earned under our Annual Incentive Plan during those respective years and each person’s individual performance and our performance during those years. In May 2016, we granted the May 2016 RSA to Mr. Mumma, which was comprised of 100,000 shares of restricted stock and which is included as 2016 compensation in the table above, since the award was granted, in part, based on certain achievements in 2016. Each restricted stock award granted to the NEOs vests ratably on each of the first, second and third anniversaries of the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the NEOs during the fiscal year ended December 31, 2016. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these awards in certain circumstances.

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steven R. Mumma	RSA	2/25/2016	—	—	—		—	—	—	25,240	$105,000
	RSA	3/28/2016(4)	—	—	$2,100,000	(5)	—	—	—	—	$—
	RSA	5/16/2016	—	—	—		—	—	—	100,000	$569,000
Kevin M. Donlon	RSA	5/16/2016	—	—	$1,031,250	(6)	—	—	—	—	$—
Nathan R. Reese	RSA	2/25/2016	—	—	—		—	—	—	10,254	$42,656
	RSA	3/28/2016(4)	—	—	$525,000	(7)	—	—	—	—	$—
Kristine R. Nario	RSA	2/25/2016	—	—	—		—	—	—	9,296	$38,672
	RSA	3/28/2016(4)	—	—	$375,000	(8)	—	—	—	—	$—

(1)	RSA refers to restricted stock awards.

(2)
The February 25, 2016 awards represent restricted share awards issued as part of the NEOs’ 2015 compensation package under the Annual Incentive Plan, which vest as follows: one third vested on February 25, 2017, one third will vest on February 25, 2018 and the final one-third will vest on February 25, 2019. The grant date fair value of these awards are included in 2015 compensation in the “Summary Compensation Table” and are computed in accordance with FASB ASC Topic 718. The May 16, 2016 restricted stock award to Mr. Mumma is a part of the NEOs' 2016 compensation package, one-third of which vests on each of May 16, 2017, May 16, 2018, and May 16, 2019.

(3)	Amounts represent the value of restricted share awards based on the closing sale price for shares of our common stock on the date of grant.

(4)
Represents the non-equity incentive plan awards granted under the Annual Incentive Plan for 2016. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan” above. The Annual Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. The Annual Incentive Plan provides for no minimum award or guaranteed payment, nor does the Annual Incentive Plan provide one specific “target” rate, but rather, rewards participants if (i) the average of three company performance measures, AROE, TER and TSR, exceeds various hurdles between 8% and 14% and (ii) the participants qualitative component exceeds zero. The Compensation Committee has the discretion to award non-equity incentive compensation in the event the participant fails to exceed the minimum performance thresholds under the Annual Incentive Plan and similarly, has the discretion to award more or less than the participant’s minimum, target and maximum incentive compensation opportunities in light of the Company’s and the participant’s performance. Incentive compensation under the Annual Incentive Plan may be paid in cash, or depending on the size of the award earned, a combination of cash and shares of restricted stock.

We have included 100% of the maximum award payable under the Annual Incentive Plan in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column above. In the event the maximum award had been earned in 2016, Mr. Mumma would have received $1,050,000 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, Mr. Donlon would have received $515,625 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, Mr. Reese would have received $131,250 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, and Ms. Nario would have received $93,750 of her non-equity incentive compensation plan award in the form of shares of restricted common stock. The restricted stock vests ratably over three years from the date of grant under the Annual Incentive Plan.

(5)
Mr. Mumma’s incentive compensation under the Annual Incentive Plan was weighted 80% based on performance under the quantitative component and 20% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Mumma under the Annual Incentive Plan.

(6)
Mr. Donlon’s incentive compensation under the Annual Incentive Plan was weighted 80% based on performance under the quantitative component and 20% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Donlon under the Annual Incentive Plan.

(7)
Mr. Reese’s incentive compensation under the Annual Incentive Plan was weighted 65% based on performance under the quantitative component and 35% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Reese under the Annual Incentive Plan.

(8)
Ms. Nario’s incentive compensation under the Annual Incentive Plan was weighted such that 25% was based on performance under the quantitative component and 75% was based on performance under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Annual Incentive Plan” above for a description of the hurdles and payout amounts applicable to Ms. Nario under the Annual Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted common stock awarded to our NEOs that are unvested and outstanding as of December 31, 2016. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

Named Executive Officer	Number of Shares or Units or Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)
Steven R. Mumma (3)	259,737	$1,714,264	94,043	$620,684
Kevin M. Donlon	—	$—	—	—
Nathan R. Reese (4)	20,398	$134,627	—	—
Kristine R. Nario (5)	15,772	$104,095	—	—

(1)	Value is determined by multiplying the number of unvested restricted shares by $6.60, the closing sale price for our common stock on December 30, 2016.

(2)
Represents unearned shares of common stock underlying the PSA granted to Mr. Mumma on May 28, 2015, as of December 31, 2016. The PSA is a performance-based equity award under which the number of underlying shares of common stock that vest and that the award recipient becomes entitled to receive at the time of vesting will generally range from 0% to 200% based on TSR over the three-year performance period. The PSA was granted in May 2015 and vests, if at all, on April 30, 2018. Because the Company had previously granted Mr. Mumma restricted shares in 2015, the maximum number of shares which may be issued pursuant to the PSA is limited to 94,043 shares. The Compensation Committee has determined that in the event the PSA is earned at a level in excess of 94,043 shares, the dollar value of the PSA earned in excess of 94,043 shares will be paid in cash, subject to the terms of the 2010 Stock Plan.

(3)
Mr. Mumma received a restricted stock grant of 91,576 shares on February 13, 2014 as part of his 2013 compensation package. Of this amount, 30,526 shares were unvested as of December 31, 2016 (although such unvested shares subsequently vested on February 13, 2017). Mr. Mumma received a restricted stock grant of 155,957 shares on February 18, 2015 as part of his 2014 compensation package. Of this amount, 103,971 were unvested as of December 31, 2016 (with 51,986 having vested on February 18, 2017 and an additional 51,985 shares will vest on February 18, 2018, provided the NEO remains employed with the Company as of such date). Mr. Mumma received a restricted stock grant of 25,240 shares on February 25, 2016 as part of his 2015 compensation package, all of which were unvested and outstanding as of December 31, 2016 (with 8,414 shares having vested on February 25, 2017, while an additional 8,413 shares will vest on February 25, 2018 and an additional 8,413 shares will vest on February 25, 2019, provided the NEO remains employed with the Company as of such date). Mr. Mumma received a restricted stock grant of 100,000 shares on May 16, 2016 pursuant to the May 2016 RSA. All of the shares were unvested and outstanding as of December 31, 2016 (33,334 shares of which will vest on May 16, 2017, while an additional 33,333 shares will vest on May 16, 2018 and an additional 33,333 shares will vest on May 16, 2019, provided the NEO remains employed with the Company as of such date). The shares issued as part of the February 2017 grant are not included in the table above because they were not outstanding at December 31, 2016. Vesting of all of these shares may be accelerated in the event of the NEO’s death, disability, termination without cause or resignation for good reason. See “—Other Compensation Arrangements—Restricted Stock Award Agreements” and “Other Compensation Arrangements—Employment and Other Agreements.”

(4)
Mr. Reese received a restricted stock grant of 5,338 shares on February 13, 2014 as part of his 2013 compensation package. Of this amount, 1,780 shares were unvested as of December 31, 2016 (although such unvested shares subsequently vested on February 13, 2017). Mr. Reese received a restricted stock grant of 12,546 shares on February 18, 2015 as part of his 2014 compensation package. Of this amount, 8,364 were unvested as of December 31, 2016 (with 4,182 shares having vested on February 18, 2017 and an additional 4,182 shares will vest on February 18, 2018, provided the NEO remains employed with the Company as of such date). Mr. Reese received a restricted stock grant of 10,254 shares on February 25, 2016 as part of his 2015 compensation package, all of which were unvested and outstanding as of December 31, 2016 (with 3,418 shares having vested on February 18, 2017, while an additional 3,418 shares will vest on February 18, 2018 and an additional 3,418 shares will vest on February 18, 2019), provided the NEO remains employed with the Company as of such date). The shares issued as part of the February 2017 grant are not included in the table above because they were not outstanding at December 31, 2016. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

(5)
Ms. Nario received a restricted stock grant of 4,220 shares on February 13, 2014 as part of her 2013 compensation package prior to Mr. Nario's appointment as Chief Financial Officer. Of this amount, 1,406 shares were unvested as of December 31, 2016 (although such unvested shares subsequently vested on February 13, 2017). Ms. Nario received a restricted stock grant of 7,605 shares on February 18, 2015 as part of her 2014 compensation package. Of this amount, 5,070 were unvested as of December 31, 2016 (with 2,535 shares having vested on February 18, 2017 and an additional 2,535 shares will vest on February 18, 2018, provided the NEO remains employed with the Company as of such date). Ms. Nario received a restricted stock grant of 9,296 shares on February 25, 2016 as part of her 2015 compensation package, all of which were unvested and outstanding as of December 31, 2016 (with 3,099 shares having vested on February 18, 2017, while an additional 3,099 shares will vest on February 18, 2018 and an additional 3,098 shares will vest on February 18, 2019, provided the NEO remains employed with the Company as of such date). The shares issued as part of the February 2017 grant are not included in the table above because they were not outstanding at December 31, 2016. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

Stock Vested

The following table presents information concerning the vesting of restricted stock for the NEOs during the fiscal year ended December 31, 2016.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	105,887	$503,344
Kevin M. Donlon	—	$—
Nathan R. Reese	7,714	$36,778
Kristine R. Nario	3,942	$18,857

(1)	Value is determined by multiplying the number of shares by the closing sale price on the Nasdaq Global Select Market on the date on which such shares vested.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our NEOs contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control. Under the restricted stock award agreements, if the NEO’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. If we experience a change in control, the restricted shares issued under the agreement will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control. Restricted stock award agreements entered into by us with the NEOs provides for the grant of shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions. The holders of these restricted shares of common stock issued in 2016, 2015 and 2014 are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares.

Performance Share Award Agreement

On May 28, 2015, the Compensation Committee approved a PSA to Mr. Mumma, at which time we entered into a performance share award agreement with Mr. Mumma. The PSA is a performance-based equity award under which the number of underlying shares of our common stock, cash or a combination thereof that can be earned will generally range from 0% to 200% of the target number of PSA granted, with the target number of PSA granted increased to reflect the value of the reinvestment of any dividends declared on our common stock during the measurement period (as further described below). The PSA generally will be earned at the end of three years (on April 30, 2018) based on three-year total TSR, as follows:

•	if three-year TSR is less than 33%, then 0% of the target number of PSA will vest;

•	if three-year TSR is greater than or equal to 33% and the TSR is not in the bottom quartile of the identified peer group, then 100% of the target number of PSA will vest;

•	if three-year TSR is greater than or equal to 33% and the TSR is in the top quartile of the identified peer group then 200% of the target number of PSA will vest; and

•	if three-year TSR is greater than or equal to 33% and the TSR is in the bottom quartile of an identified peer group then 50% of the target number of PSA will vest.

For purposes of the PSA, the “peer group” means Arlington Asset Investment Corp., Apollo Residential Mortgage, Inc., Chimera Investment Corporation, Dynex Capital, Inc., Ellington Financial LLC, Invesco Mortgage Capital Inc., Javelin Mortgage Investment Corp., MFA Financial, Inc., AG Mortgage Investment Trust, Inc., American Capital Mortgage Investment Corp., Five Oaks Investment Corp., Two Harbors Investment Corp. and Western Asset Mortgage Capital Corporation. The Compensation Committee determined to use the above peer group to determine the PSA earned by Mr. Mumma because each of these companies have a comparable strategy and invest in similar types of assets as to those of the Company. In the event the common stock of any of these companies ceases to be publicly-traded before April 30, 2018, such company shall be excluded from the calculation of the peer group's TSR.

Subject to vesting, shares of our common stock, cash or a combination thereof, equivalent in value to the product of the applicable percentage (0%, 50%, 100% or 200%) times the target number of PSA, will be distributed or paid to Mr. Mumma not later than May 15, 2018 (or, if earlier, the date of a Change in Control (as defined in the 2010 Stock Plan)). The value of any dividends declared during the measurement period will be reflected in the target number of PSA by increasing the target number of PSA granted by an amount corresponding to the incremental number of shares of common stock that a stockholder would have acquired during the three-year TSR measurement period had all dividends during that period been reinvested in our common stock.

If a Change in Control occurs before April 30, 2018, Mr. Mumma will earn the PSA and be entitled to receive shares of our common stock, cash or a combination thereof based on achievement of the TSR objectives set forth above (measured from May 1, 2015 until the control change), pro-rated based on the period from May 1, 2015 until the Change in Control.

Mr. Mumma generally will vest in the earned PSA if employment continues until April 30, 2018 or, if earlier, the date of a Change of Control. In the event Mr. Mumma’s employment ends before April 30, 2018 and before a Change in Control, for a reason other than death, disability, a termination without cause or a resignation with good reason, Mr. Mumma will forfeit all of the PSA. If Mr. Mumma’s employment ends before April 30, 2018 and before a Change in Control, on account of death or disability, the PSA will remain outstanding and Mr. Mumma (or his beneficiary) will receive the number of shares of our common stock, cash or a combination thereof issuable or payable on account of the TSR performance during the three-year measurement period or until a Change in Control, as applicable. If Mr. Mumma’s employment ends before April 30, 2018 and before a change in control, on account of a termination without cause or a resignation with good reason, the PSA will remain outstanding and Mr. Mumma will receive the number of shares of common stock, cash or a combination thereof issuable or payable on account of the TSR performance during the three-year measurement period or a Change in Control, as applicable, but pro-rated for the period of employment on and after May 1, 2015 (or the date of the Change in Control).

 The PSA granted to Mr. Mumma on May 28, 2015 consisted of a target number of 89,629 shares of common stock and had a grant date fair value of $372,000, which was determined in accordance with FASB Accounting Standards Codification Topic 718 at the time the grant was made and based on the closing sale price of the Company’s common stock on May 28, 2015. The terms of the PSA include, without limitation, provisions relating to a change-in-control and forfeiture and mandatory net settlement for income tax withholding purposes. Because the Company had previously granted Mr. Mumma restricted shares in 2015, the maximum number of shares which may be issued pursuant to the PSA is limited to 94,043 shares. The Compensation Committee has determined that in the event the PSA is earned at a level in excess of 94,043 shares, the dollar value of the PSA earned in excess of 94,043 shares will be paid in cash, subject to the terms of the 2010 Stock Plan.

Employment Agreements

On November 3, 2014, we entered into a Second Amended and Restated Employment Agreement with Steven R. Mumma (the “Executive”), the Company’s Chief Executive Officer (the “Mumma Employment Agreement”). On May 16, 2016, we entered into an employment agreement with Kevin M. Donlon, our President (the"Donlon Employment Agreement" and, together with the Mumma Employment Agreement, the "Employment Agreements"). The initial term of the Mumma Employment Agreement expired on December 31, 2015 and is now subject to automatic annual one-year renewals. The initial term of the Donlon Employment Agreement expires on May 16, 2018 and is subject to automatic one-year renewals thereafter. Pursuant to the Employment Agreement, in the event we fail to provide these executives with written notice of our determination to not extend the term of his Employment Agreement at least 90 days prior to the expiration date of the agreement, the Employment Agreement applicable to these executives will be automatically extended for an additional one-year period following the expiration date.

Pursuant to the Employment Agreements, Mr. Mumma is entitled to an initial base salary of $700,000, and Mr. Donlon is entitled to an initial base salary of $550,000, subject in each case to future increases at the discretion of the Compensation Committee. Under the terms of the Employment Agreements, these executives are also eligible to participate in our annual cash incentive bonus plan (the “Bonus Plan”) to be established by the Compensation Committee. The Employment Agreements require the Compensation Committee to adopt a Bonus Plan by not later than March 31 of each fiscal year and provides that the Bonus Plan will contain both individual and corporate performance goals. In the event we or these executives, as the case may be, satisfies the performance criteria to be established by the Compensation Committee, these executives will be entitled to receive the bonus amount provided for in the Bonus Plan and shall be paid no later than March 14 of the year immediately following the year for which the applicable Bonus Plan was adopted. Under the terms of the Employment Agreements, in the event the performance criteria under the Bonus Plan is not satisfied, the Compensation Committee may grant a discretionary bonus.

In addition, under the terms of the Employment Agreements, any restricted stock grants to these executives under the 2010 Stock Plan will be subject to forfeiture restrictions that will lapse one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant. Notwithstanding the foregoing, these forfeiture restrictions will lapse upon (i) a Change in Control (as defined in the Employment Agreement), (ii) a termination by the Company without Cause (as defined below), (iii) a termination by the executive for Good Reason (as defined below), (iv) the executive’s death, or (v) the executive’s disability, and the executive will forfeit all unvested shares if he is terminated for Cause or he terminates his employment with the Company for other than Good Reason. Any common stock issued to the executive as restricted stock will have voting and dividend rights prior to and following vesting.

The Employment Agreements permit us to terminate the executive’s employment with appropriate notice for or without Cause, and permits the executive to resign for Good Reason or other than for Good Reason. If the executive’s employment is terminated for Cause or he resigns other than for Good Reason, we will pay his full base salary through to the date of termination and reimburse him for all reasonable and customary expenses incurred by him through the date of termination in the performance of his duties. If however, we terminate the executive without Cause (other than for death or disability) or the executive terminates his employment for Good Reason, we have agreed to pay the executive (i) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro-rata amounts to which he was entitled as of the date of termination under any compensation plan or program of the Company; (ii) liquidated damages in an amount equal to (A) in the case of Mr Mumma, the greater of (1) $1,000,000 or (2) one and one-half (1 ½) multiplied by the sum of Mr. Mumma’s base salary in effect at the date of termination and the average annual cash incentive bonus earned by Mr. Mumma during the two most recently completed fiscal years prior to the year in which a Change in Control or termination event occurs, or (B) in the case of Mr. Donlon, the sum of Mr. Donlon's base salary in effect at the date of termination and the average annual cash incentive bonus earned by Mr. Donlon during the two most recently completed fiscal years prior to the year in which a Change in Control or termination event occurs; (iii) the payment of premiums for group health coverage for 18 months following the date of termination; and (iv) other benefits as provided for in the Employment Agreements.

Under the Employment Agreements, we will have Cause to terminate the executive’s employment upon a determination by at least a majority of the Board (excluding the applicable executive) that the executive has:

•
committed fraud or misappropriated, stolen or embezzled funds or property from us or our affiliates, or secured or attempted to secure personally any profit in connection with any transaction entered into on our behalf or on behalf of our affiliates;

•
been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings the executive into disrepute or is likely to cause material harm to our business, financial condition or prospects;

•	failed to perform his material duties under the Employment Agreement, which failure continues for a period of at least 30 days after written notice to the executive;

•	violated or breached any material law or regulation to the material detriment of the Company or our affiliates; or

•	breached any of his duties or obligations under the Employment Agreement that causes or is reasonably likely to cause material harm to the Company.

Pursuant to the Employment Agreements, Good Reason means (i) a failure by us or our successors or assigns to comply with any material provision of the Employment Agreement which is not cured within 30 days after written notice of such non-compliance; (ii) the assignment to the executive of any material duties inconsistent with his position with the Company or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (iii) without the executive’s consent, a material reduction in employee benefits other than a reduction generally applicable to our other similarly situated executives; (iv) without the executive’s consent, relocation of our principal places of business; (v) any failure by us to pay Mr. Mumma’s or Mr. Donlon's base salary or any cash incentive bonus to which he is entitled under a Bonus Plan, which failure has not been cured within the applicable cure period, or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year; or (vi) delivery to the executive from us of a notice of non-renewal in accordance with the notice requirement described above; provided, however, that the executive shall only have the right to resign for Good Reason in the case of clause (vi) above if he provides us with notice of termination prior to the expiration date of the Employment Agreement.

The Employment Agreements also provide that if any amount payable to, or other benefit receivable by the executive pursuant to his Employment Agreement or under other agreements or plans is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the 2010 Stock Plan. In addition, the Employment Agreements contain certain covenants against competition, with Mr. Mumma not to engage or participate in a “Competing Business” (as defined in the Employment Agreement) for a period of one year following his date of termination, except that the non-compete period shall be for 180 days following the date of termination in the event of Mr. Mumma’s termination for Cause, while Mr. Donlon has agreed not to engage or participate in any Competing Business for a period of 24 months following his date of termination, except that his non-compete period shall be for one year following his termination if his termination occurs on or after May 16, 2018.

As of the date of this proxy statement, Mr. Reese and Ms. Nario were not party to an employment, severance or change in control agreement with us.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to (i) Mr. Mumma in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2016, that would have been triggered under the 2010 Stock Plan, the restricted stock award agreements for Mr. Mumma and Mr. Mumma’s Employment Agreement, (ii) Mr. Donlon in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2016, that would have been triggered under the 2010 Stock Plan, the restricted stock award agreements for Mr. Donlon and Mr. Donlon’s Employment Agreement, (iii) Mr. Reese in the event of termination due to death or disability or in connection with a change in control under the 2010 Stock Plan and the restricted stock award agreements for Mr. Reese and (iv) Ms. Nario in the event of termination due to death or disability or in connection with a change in control under the 2010 Stock Plan and the restricted stock award agreement for Ms. Nario. Because neither Mr. Reese nor Ms. Nario is a party to an employment or severance agreement with us, neither of these NEOs were eligible to receive any payments upon the occurrence of a termination without Cause or for resignation for Good Reason and as such, we have not included these NEOs in such table below. The PSA granted to Mr. Mumma in May 2015 is not included in the calculations in the tables below because the pro-rated TSR objectives, pro-rated based on the period from May 2, 2015 to December 31, 2016, were not achieved and therefore, would not vest under the conditions described in the tables below.

Payments Due Upon Termination Without Cause or Resignation With Good Reason(1)

Name	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Benefits(6)	Total
Steven R. Mumma	$—	$—	$2,659,264	(2)	$—	$—	$2,047,500	(4)	$43,958	$4,750,722
Kevin M. Donlon	$—	$—	$515,625	(3)	$—	$—	$1,065,625	(5)	$43,958	$1,625,208

(1)	See “—Other Compensation Arrangements—Employment Agreement” above for definitions of Cause and Good Reason.

(2)
Represents the value, based on the closing sale price of our common stock on December 30, 2016, of the sum of (i) 259,737 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2016 pursuant to such event and (ii) 143,182 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 143,182 shares is based on $945,000 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

(3)
Represents the value, based on the closing sale price of our common stock on December 30, 2016 of 78,125 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 78,125 shares is based on $515,625 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

(4)	Equals the product of (a) 1.5 and (b) the sum of Mr. Mumma’s base salary and the average annual cash incentive bonus earned by Mr. Mumma during 2016 and 2015.

(5)	Equals the product of (a) 1 and (b) the sum of Mr. Donlon's base salary and the average annual cash incentive bonus earned by Mr. Donlon during 2016.

(6)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's and Mr. Donlon's behalf.

Payments Due Upon Termination Due to Disability

Name	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$700,000	$—	$2,659,264	$—	$—	$—	$43,958	$3,403,222
Kevin M. Donlon	$550,000		$515,625	$—	$—	$—	$43,958	$1,109,583
Nathan R. Reese	$—	$—	$250,565	$—	$—	$—	$—	$250,565
Kristine R. Nario	$—	$—	$183,783	$—	$—	$—	$—	$183,783

(1)
Assumes that Mr. Mumma and Mr. Donlon are each paid his base salary then in effect. Pursuant to the Mumma Employment Agreement, the Company is obligated to maintain a long-term disability plan that provides for payment of not less than $240,000.

(2)	Represents the value, based on the closing sale price of our common stock on December 30, 2016, of:

•
in the case of Mr. Mumma, the sum of (i) 259,737 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2016 pursuant to such event and (ii) 143,182 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 143,182 shares is based on $945,000 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Mr. Donlon, 78,125 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 78,125 shares is based on $515,625 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016

•
in the case of Mr. Reese, the sum of (i) 20,398 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2016 pursuant to such event and (ii) 17,566 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 17,566 shares is based on $115,938 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Ms. Nario, the sum of (i) 15,772 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2016 pursuant to such event and (ii) 12,074 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 12,074 shares is based on $79,688 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

(3)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's and Mr. Donlon’s behalf.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$700,000	$—	$2,659,264	$—	$1,015,000	$—	$43,958	$4,418,222
Kevin M. Donlon	$550,000		$515,625		$515,625		$43,958	$1,625,208
Nathan R. Reese	$—	$—	$250,565	$—	$347,812	$—	$—	$598,377
Kristine R. Nario	$—	$—	$183,783	$—	$239,062	$—	$—	$422,845

(1)	Represents the value, based on the closing sale price of our common stock on December 30, 2016, of:

•
in the case of Mr. Mumma, the sum of (i) 259,737 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2016 pursuant to such event and (ii) 143,182 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 143,182 shares is based on $945,000 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Mr. Donlon, 78,125 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 78,125 shares is based on $515,625 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Mr. Reese, the sum of (i) 20,398 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2016 pursuant to such event and (ii) 17,566 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 17,566 shares is based on $115,938 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Ms. Nario, the sum of (i) 15,772 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2016 pursuant to such event and (ii) 12,074 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 12,074 shares is based on $79,688 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

(2)
Represents annual cash incentive compensation earned for performance by each of Mr. Mumma, Mr. Donlon, Mr. Reese and Ms. Nario in 2016 under the Annual Incentive Plan. Pursuant to the Annual Incentive Plan, the NEO must be actively employed on the date the cash incentive compensation is paid. However, the Compensation Committee has the discretion to award non-equity incentive compensation in the event that the NEO is terminated due to death in light of the Company’s and the participant’s performance in 2016.

(3)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's and Mr. Donlon’s behalf.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$—	$—	$2,659,264	$—	$—	$—	$—	$2,659,264
Kevin M. Donlon	$—	$—	$515,625	$—	$—	$—	$—	$515,625
Nathan R. Reese	$—	$—	$250,565	$—	$—	$—	$—	$250,565
Kristine R. Nario	$—	$—	$183,783	$—	$—	$—	$—	$183,783

(1)	Represents the value, based on the closing sale price of our common stock on December 30, 2016, of:

•
in the case of Mr. Mumma, the sum of (i) 259,737 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2016 pursuant to such event and (ii) 143,182 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 143,182 shares is based on $945,000 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Mr. Donlon, 78,125 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 78,125 shares is based on $515,625 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Mr. Reese, the sum of (i) 20,398 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2016 pursuant to such event and (ii) 17,566 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 17,566 shares is based on $115,938 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

•
in the case of Ms. Nario, the sum of (i) 15,772 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2016 pursuant to such event and (ii) 12,074 shares of restricted stock earned under the Annual Incentive Plan for performance in 2016 but not yet issued as of December 31, 2016. The 12,074 shares is based on $79,688 of aggregate value in common stock payable under the Annual Incentive Plan divided by the closing sale price of $6.60 for our common stock on December 30, 2016.

Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of David R. Bock, Michael B. Clement, Alan L. Hainey and Steven G. Norcutt served as a member of the Compensation Committee during 2016. No member of the Compensation Committee was an employee of the Company during the 2016 fiscal year or an officer of the Company during any prior period. During 2016, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of David R. Bock (Chairman), Michael B. Clement, Alan L. Hainey and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2017 fiscal year.

Audit Committee

David R. Bock (Chairman)
Michael B. Clement
Alan L. Hainey
Steven G. Norcutt

March 28, 2017

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company for the years ended December 31, 2016 and December 31, 2015 by Grant Thornton LLP were as follows:

Fee Type	2016	2015
Audit Fees(1)	$1,163,650	$903,645
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,163,650	$903,645

(1)
Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports. Additionally, Audit Fees also represent the aggregate fees billed for professional services for the issuance of comfort letters, consents and related services in connection with public offerings of common stock and registration statements filed on Form S-3 and on Form S-8 under the Securities Act of 1933.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required for payment of fees that exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services performed by Grant Thornton LLP for the year ended December 31, 2016.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2016 is compatible with maintaining its independence from the Company as an independent registered public accounting firm. For the year ended December 31, 2016, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our 2016 Annual Report, including the financial statements and financial statement schedules, is being furnished to stockholders along with this proxy statement. These materials are available at http://www.proxyvote.com. Paper copies may be requested in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about March 28, 2017. A copy of the 2016 Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York, 10016, Attention: Investor Relations, or contact our Investor Relations via telephone at (646) 216-2363. You can also refer to our website at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Managing Director and Secretary
March 28, 2017
New York, New York

APPENDIX A

NEW YORK MORTGAGE TRUST, INC.

2017 EQUITY INCENTIVE PLAN

Article V	COMMON STOCK SUBJECT TO PLAN	A-10
5.01.	Common Stock Issued	A-10
5.02.	Aggregate Limit	A-10
5.03.	Reallocation of Shares	A-10
5.04.	Individual Limitations	A-11
Article VI	OPTIONS	A-11
6.01.	Award	A-11
6.02.	Option Price	A-11
6.03.	Maximum Option Period	A-11
6.04.	Transferability	A-11
6.05.	Employee Status	A-12
6.06.	Exercise	A-12
6.07.	Payment	A-12
6.08.	Stockholder Rights	A-12
6.09.	Disposition of Shares	A-12
Article VII	SARS	A-12
7.01.	Award	A-12
7.02.	Maximum SAR Period	A-13
7.03.	Transferability	A-13
7.04.	Exercise	A-13
7.05.	Employee Status	A-13
7.06.	Settlement	A-13
7.07.	Stockholder Rights	A-13
Article VIII	STOCK AWARDS	A-13
8.01.	Award	A-13
8.02.	Vesting	A-14
8.03.	Employee Status	A-14
8.04.	Stockholder Rights	A-14
Article IX	RESTRICTED STOCK UNITS	A-14
9.01.	Award	A-14
9.02.	Terms and Conditions	A-14
9.03.	Payment or Settlement	A-15
9.04.	Employee Status	A-15
9.05.	Stockholder Rights	A-15
Article X	PERFORMANCE AWARDS	A-15
10.01.	Award	A-15
10.02.	Earning the Award	A-15
10.03.	Section 162(m) Awards	A-15
10.04.	Payment	A-16
10.05.	Stockholder Rights	A-16
10.06.	Transferability	A-16
10.07.	Employee Status	A-16
Article XI	OTHER EQUITY–BASED AWARDS	A-17

11.01.	Award	A-17
11.02.	Terms and Conditions	A-17
11.03.	Payment or Settlement	A-17
11.04.	Employee Status	A-17
11.05.	Stockholder Rights	A-17
Article XII	INCENTIVE AWARDS	A-17
12.01.	Award	A-17
12.02.	Terms and Conditions	A-17
12.03.	Nontransferability	A-18
12.04.	Employee Status	A-18
12.05.	Settlement	A-18
12.06.	Stockholder Rights	A-18
Article XIII	SUBSTITUTE AWARDS	A-18
Article XIV	ADJUSTMENT UPON CHANGE IN COMMON STOCK	A-18
Article XV	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	A-19
Article XVI	GENERAL PROVISIONS	A-19
16.01.	Effect on Employment and Service	A-19
16.02.	Unfunded Plan	A-19
16.03.	Rules of Construction	A-19
16.04.	Withholding Taxes	A-20
16.05.	Fractional Shares	A-20
16.06.	REIT Status	A-20
16.07.	Governing Law	A-21
16.08.	Clawback	A-21
16.09.	Elections Under Section 83(b)	A-21
Article XVII	CHANGE IN CONTROL	A-21
17.01.	Impact of Change in Control.	A-21
17.02.	Assumption Upon Change in Control.	A-21
17.03.	Cash-Out Upon Change in Control.	A-21
17.04.	Limitation of Benefits	A-22
Article XVIII	AMENDMENT	A-23
Article XIX	DURATION OF PLAN	A-23
Article XX	EFFECTIVENESS OF PLAN	A-23

ARTICLE I
DEFINITIONS
As used herein, the following terms shall have the meanings set forth below:

1.01.	Acquiring Person
“Acquiring Person” means a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act, is or becomes directly or indirectly the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least 50% of the Company’s then-outstanding securities entitled to vote generally in the election of the Board.

1.02.	Affiliate
“Affiliate” means, with respect to any entity, any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the first entity (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

1.03.	Agreement
“Agreement” means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award.

1.04.	Award
“Award” means any Option, SAR, Stock Award, award of Restricted Stock Units, Performance Award, Other Equity-Based Award, Incentive Award, or Substitute Award, together with any other right or interest, granted to a Participant pursuant to the Plan.

1.05.	Board
“Board” means the Board of Directors of the Company.

1.06.	Change in Control
“Change in Control” means and includes each of the following:

(a)     A Person is or becomes an Acquiring Person.

(b)     A transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission.

(c)    A merger, consolidation or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Company’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction.

(d)    The Continuing Directors cease for any reason to constitute a majority of the Board.
(e)    A complete liquidation of the Company or a sale or liquidation by the Company of all or substantially all of the Company’s assets.

In addition, if a Change in Control (as defined in clauses (a) through (e) above) constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that Award on account of a Change in Control unless the event described in clause (a), (b), (c), (d) or (e) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.07.	Code
“Code” means the Internal Revenue Code of 1986, and any amendments thereto.

1.08.	Committee
“Committee” means the Compensation Committee of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more non-employee members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code (if awards under the Plan are subject to the deduction limitation of Section 162(m) of the Code) and an “independent director” under the rules of any exchange or automated quotation system on which the Common Stock is listed, traded or quoted; provided, however, that any action taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the foregoing requirements or otherwise provided in any charter of the Committee. If there is no Compensation Committee, then “Committee” means the Board; and provided further that with respect to awards made to a member of the Board who is not an employee of the Company or one of its Affiliates, “Committee” means the Board.

1.09.	Common Stock
“Common Stock” means the common stock, $0.01 par value per share, of the Company.

1.10.	Company
“Company” means New York Mortgage Trust, Inc., a Maryland corporation.

1.11.	Continuing Director
“Continuing Director” means any member of the Board, while a member of the Board and (a) who was a member of the Board as of the Effective Date or (b) whose nomination for, or election to, the Board was recommended or approved by a majority of the Continuing Directors.

1.12.	Control Change Date
“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date determined by the Committee as the date upon which the last of such transactions occurs.

1.13.	Corresponding SAR
“Corresponding SAR” means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.14.	Dividend Equivalent Right
“Dividend Equivalent Right” means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, securities or other property in amounts equivalent to the cash, securities or other property dividends declared on Common Stock with respect to a specified Restricted Stock Unit, Performance Award, Other Equity-Based Award or Incentive Award denominated in Common Stock or other Company securities, as determined by the Committee in its sole discretion. Dividend Equivalent Rights payable on a Restricted Stock Unit award, a Performance Award, an Other Equity-Based Award or an Incentive Award that does not become non-forfeitable solely on the basis of continued employment or service shall be accumulated and distributed, without interest, only when, and to the extent that, the underlying award is vested and earned. The Committee may provide that Dividend Equivalent Rights (if any) shall be automatically reinvested in additional shares of Common Stock or otherwise reinvested, applied to the purchase of additional Awards under the Plan or deferred without interest to the date of vesting of the associated Award.

1.15.	Effective Date
Subject to the approval of the Plan by the Company’s stockholders in accordance with Article XX, “Effective Date” means the date the Plan is adopted by the Board.

1.16.	Exchange Act
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17.	Fair Market Value
“Fair Market Value” means, on any given date, the reported “closing” price of a share of Common Stock on the NASDAQ Stock Market for such date or, if there is no closing price for a share of Common Stock on the date in question, the closing price for a share of Common Stock on the last preceding date for which a quotation exists. If, on any given date, the Common Stock is not listed for trading on the NASDAQ Stock Market, then Fair Market Value shall be the “closing” price of a share of Common Stock on such other exchange on which the Common Stock is listed for trading for such date (or, if there is no closing price for a share of Common Stock on the date in question, the closing price for a share of Common Stock on the last preceding date for which such quotation exists) or, if the Common Stock is not listed on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code.

1.18.	Incentive Award
“Incentive Award” means an award granted under Article XII which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate of the Company.

1.19.	Initial Value
“Initial Value” means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant (or 110% of the Fair Market Value on the date of grant in the case of a Corresponding SAR that relates to an incentive stock option granted to a Ten Percent Stockholder). Except as provided in Articles XIII, XIV and XVII, without the approval of stockholders (i) the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) and (ii) no payment shall be made in cancellation of an SAR if, on the date of amendment, cancellation, new grant or payment, the Initial Value exceeds Fair Market Value.

1.20.	Non-Employee Director
“Non-Employee Director” means a member of the Board who is not an employee or officer of the Company or any of its Affiliates.

1.21.	Option
“Option” means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.22.	Other Equity-Based Award
“Other Equity-Based Award” means any Award other than an Incentive Award, Option, SAR, Stock Award, award of Restricted Stock Units or Performance Award, which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Common Stock or rights or units valued in whole or in part by reference to, or otherwise based on, Common Stock (including securities convertible into Common Stock) or other equity interests.

1.23.	Participant
“Participant” means an employee or officer of the Company or an Affiliate of the Company, a member of the Board, or an individual who provides services to the Company or an Affiliate of the Company, and who satisfies the requirements of Article IV and is selected by the Committee to receive one or more Awards.

1.24.	Performance Award
“Performance Award” means an Award granted to a Participant that is based upon Performance Goals specified by the Committee.

1.25.	Performance Goal
“Performance Goal” means a performance objective that is stated with reference to one or more of the following, alone or in combination: (i) total stockholder return; (ii) total stockholder return as compared to total return (on a comparable basis) of a publicly available index; (iii) net income; (iv) pretax earnings; (v) funds from operations; (vi) earnings before interest, expense, taxes, depreciation and amortization; (vii) operating margin; (viii) earnings per share; (ix) return on equity, capital, assets or investment; (x) operating earnings; (xi) working capital; (xii) ratio of debt to stockholders equity; (xiii) revenue; (xiv) total economic return; and (xv) any of the above goals determined pre-tax or post-tax, on an absolute or relative basis, as a ratio with other business criteria, or as compared to the performance of a published or special index deemed applicable by the Committee, including but not limited to, the Standard & Poor’s 500 Stock Index, the Morgan Stanley REIT Index, another index or a group of comparable companies.
A Performance Goal or objective may be expressed with respect to the Company, on a consolidated basis, and/or for one or more Affiliates of the Company, one or more business or geographical units or one or more properties. A Performance Goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals and objectives, the Committee may exclude the impact of specified events during the relevant performance period, so long as such events are objectively determinable. The Committee may adjust the Performance Goals and objectives as it deems equitable in recognition of the events described in this paragraph; provided that with respect to Section 162(m) Awards, such adjustments shall only be made to the extent that it would not cause a Section 162(m) Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

1.26.	Person
“Person” means any firm, corporation, partnership, or other entity. “Person” also includes any individual, firm corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentences, the term “Person” does not include (i) the Company or any of its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

1.27.	Plan
“Plan” means this New York Mortgage Trust, Inc. 2017 Equity Incentive Plan, as amended from time to time.

1.28.	REIT
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

1.29.	Restricted Stock
“Restricted Stock” means a share of Common Stock granted to a Participant that is subject to certain restrictions and a risk of forfeiture.

1.30.	Restricted Stock Unit
“Restricted Stock Unit” means a right granted to a Participant under Article IX entitling the Participant to receive a payment (in cash, shares of Common Stock or a combination thereof) on a specified settlement date equal to the value of a share of Common Stock.

1.31.	SAR
“SAR” means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.32.	Section 162(m) Award
“Section 162(m) Award” means a Performance Award to a “covered employee” (within the meaning of Section 162(m) of the Code) that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

1.33.	Stock Award
“Stock Award” means Restricted Stock or unrestricted Common Stock awarded to a Participant under Article VIII.

1.34.	Substitute Award
“Substitute Award” means an Award granted in substitution for a similar award as a result of certain business transactions.

1.35.	Ten Percent Stockholder
“Ten Percent Stockholder” means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any voting shares owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a stockholder, partner or beneficiary.

ARTICLE II
PURPOSES
The Plan is intended to assist the Company and its Affiliates in recruiting and retaining employees, members of the Board and other individuals who provide services to the Company or an Affiliate of the Company with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, awards of Restricted Stock Units, Performance Awards, Other Equity-Based Awards, Incentive Awards, and Substitute Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.
ARTICLE III
ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of the Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan), on the transferability, forfeitability and exercisability of all or any part of an Award. The Committee may, in its discretion, make any amendments, modifications or adjustments to outstanding Awards and the terms thereof; provided, however, that, subject to Section 10.03, the Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Section 162(m) Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause such Awards to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have complete authority to interpret all provisions of the Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of the Plan.

The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee with respect to the administration or interpretation of the Plan shall not be construed as limiting any power or authority of the Committee with respect to the administration or interpretation of the Plan. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to the Plan or any Agreement or Award. All expenses of administering the Plan shall be borne by the Company.
The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, or (iii) cause Section 162(m) Awards to fail to so qualify. Upon any such delegation, all references in the Plan to the “Committee,” other than in Articles XIV and XVII, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may revoke or amend the terms of any such delegation at any time but such revocation shall not invalidate any prior actions of the Committee’s delegate(s) that were consistent with the terms of the Plan and the Committee’s prior delegation.
ARTICLE IV
ELIGIBILITY
Any officer or employee of the Company or an Affiliate of the Company (including a trade or business that becomes an Affiliate of the Company after the adoption of the Plan) and any member of the Board is eligible to participate in the Plan. In addition, any other individual who provides services to the Company or an Affiliate of the Company is eligible to participate in the Plan if the Committee, in its sole reasonable discretion, determines that the participation of such individual is in the best interest of the Company.
ARTICLE V
COMMON STOCK SUBJECT TO PLAN

5.01.	Common Stock Issued
Upon the grant, exercise or settlement of an Award, the Company may deliver to the Participant shares of Common Stock from its authorized but unissued Common Stock.

5.02.	Aggregate Limit
Subject to adjustment as provided under Article XIV, the maximum aggregate number of shares of Common Stock that may be delivered with respect to Awards under the Plan (and the maximum aggregate number of shares of Common Stock that may be issued under the Plan through incentive stock options granted under the Plan) is equal to 5,570,000 shares.

5.03.	Reallocation of Shares
If any Award expires, is forfeited or is terminated without having been exercised or is paid in cash without a requirement for the delivery of Common Stock, then any shares of Common Stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such Award shall be available for the grant of other Awards under the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not be available for future grants or awards. If shares of Common Stock are issued in settlement of an SAR granted under the Plan, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR. To the extent permitted by applicable law or the rules of any exchange on which the shares of Common Stock are listed for trading, Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate of the Company shall not reduce the number of shares of Common Stock available for issuance under the Plan.

5.04.	Individual Limitations
Subject to adjustment as provided in Article XIV, no Participant may, in any calendar year, be granted or awarded (i) to the extent intended to comply with the performance-based exception under Section 162(m) of the Code, Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Common Stock) relating to more than 1,500,000 shares of Common Stock in the aggregate; or (ii) to the extent intended to comply with the performance-based exception under Section 162(m) of the Code, Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $10,000,000 in the aggregate. Each of the limitations in the preceding sentence shall be multiplied by two with respect to Awards granted to a Participant (other than a Non-Employee Director) during the calendar year in which the Participant first commences employment with the Company or an Affiliate of the Company. Notwithstanding the preceding sentences or any provisions to the contrary in the Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under the Plan to any individual, Non-Employee Director during any single calendar year shall not exceed $500,000; provided, however, that such limitation shall be determined without regard to grants of Awards, if any, made under the Plan to a Non-Employee Director during any period in which such individual was an employee or consultant of the Company or any of its Affiliates (other than in the capacity of a Non-Employee Director).
In applying the limitations of this Section 5.04, an Option and Corresponding SAR shall be treated as a single Award.
ARTICLE VI
OPTIONS

6.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards and the terms and conditions of such awards.

6.02.	Option Price
The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share of Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Stockholder on the date such Option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Articles XIII, XIV and XVII, the price per share of Common Stock of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of stockholders. In addition, no payment shall be made in cancellation of an Option without the approval of stockholders if, on the date of cancellation, the Option price exceeds Fair Market Value.

6.03.	Maximum Option Period
The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04.	Transferability
Any rights or restrictions with respect to the ability of the holder of any Option granted under the Plan to transfer such Option shall be set forth in the Agreement relating to such grant; provided, however, that (a) an Option may be transferred by will or the laws of descent and distribution and (b) an Option that is an incentive stock option may be transferred only by will or laws of descent and distribution.

6.05.	Employee Status
Incentive stock options may only be granted to employees of the Company or its “parent” and “subsidiaries” (as such terms are defined in Section 424 of the Code). For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.06.	Exercise
Subject to the provisions of the Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the stock with respect to which incentive stock options (granted under the Plan and all plans of the Company and its “parents” and “subsidiaries” (as such terms are defined in Section 424 of the Code)) are exercisable for the first time by an individual during any calendar year exceeds $100,000, such Options shall be treated as Options that do not qualify as incentive stock options. An Option granted under the Plan may be exercised with respect to any number of whole shares of Common Stock less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares of Common Stock subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares of Common Stock with respect to which the Option is exercised.

6.07.	Payment
Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering shares of Common Stock, by attestation of ownership of shares of Common Stock, by a broker-assisted cashless exercise or in such other form or manner acceptable to the Committee. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined on the date of exercise) of the Common Stock so surrendered or other consideration paid must not be less than the Option price of the shares for which the Option is being exercised.

6.08.	Stockholder Rights
No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to an Option until the date of exercise of such Option.

6.09.	Disposition of Shares
A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.
ARTICLE VII
SARS

7.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such awards and the terms and conditions of such awards.

7.02.	Maximum SAR Period
The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03.	Transferability
Any rights or restrictions with respect to the ability of the holder of any SAR granted under the Plan to transfer such SAR shall be set forth in the Agreement relating to such grant; provided, however, that (a) an SAR may be transferred by will or the laws of descent and distribution and (b) a Corresponding SAR that relates to an incentive stock option may be transferred only by will or the laws of descent and distribution.

7.04.	Exercise
Subject to the provisions of the Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option price of the related Option. An SAR granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares of Common Stock subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares of Common Stock with respect to which the SAR is exercised.

7.05.	Employee Status
If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.06.	Settlement
At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

7.07.	Stockholder Rights
No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to an SAR until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of shares of Common Stock.
ARTICLE VIII
STOCK AWARDS

8.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom a Stock Award (either in the form of Restricted Stock or unrestricted Common Stock) is to be made and will specify the number of shares of Restricted Stock or Common Stock covered by such Stock Award and the terms and conditions of such Stock Award.

8.02.	Vesting
The Committee, on the date of the Stock Award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to continued employment or service, the attainment of performance objectives, including objectives stated with reference to one or more Performance Goals, or both.

8.03.	Employee Status
In the event that the terms of any Stock Award provide that shares may become transferable and non-forfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04.	Stockholder Rights
Unless otherwise specified in accordance with the applicable Agreement, while the shares of Restricted Stock granted pursuant to the Stock Award may be forfeited or are non-transferable, a Participant will have all rights of a stockholder with respect to a Stock Award, including the right to receive dividends (in respect of which the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards under the Plan or deferred without interest to the date of vesting of the associated Award of Restricted Stock, provided that any such election is intended to comply with Section 409A of the Code) and vote the shares of Common Stock; provided, however, that, unless otherwise specified in accordance with the applicable Agreement, dividends payable on shares of Restricted Stock subject to a Stock Award that does not become non-forfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the underlying Stock Award becomes non-forfeitable; and provided further, that during the period that the Stock Award may be forfeited or is non-transferable (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Restricted Stock granted pursuant to a Stock Award, (ii) the Committee may postpone the distribution of dividends until and to the extent that the Stock Award becomes transferable and non-forfeitable, (iii) the Company shall retain custody of any certificates representing shares of Restricted Stock granted pursuant to a Stock Award, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Restricted Stock granted under the Stock Award are transferable and are no longer forfeitable.
ARTICLE IX
RESTRICTED STOCK UNITS

9.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an award of Restricted Stock Units is to be made and specify the number of Restricted Stock Units covered by such awards and the terms and conditions of such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the award of Restricted Stock Units.

9.02.	Terms and Conditions
The Committee, at the time an award of Restricted Stock Units is made, shall specify the terms and conditions which govern the award. The terms and conditions of an award of Restricted Stock Units may prescribe that a Participant’s rights in the Restricted Stock Units shall be forfeitable, non-transferable or otherwise restricted for a period of time, which may lapse at the expiration of the deferral period or at earlier specified times, or may be subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in an award of Restricted Stock Units shall be forfeitable or otherwise restricted subject to continued employment or service, the attainment of performance objectives, including objectives stated with respect to one or more Performance Goals, or both. An award of Restricted Stock Units may be granted to Participants, either alone or in addition to other Awards granted under the Plan, and an award of Restricted Stock Units may be granted in the settlement of other Awards granted under the Plan.

9.03.	Payment or Settlement
Settlement of an award of Restricted Stock Units shall occur upon expiration of the deferral period specified for each Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be satisfied by the delivery of (a) a number of shares of Common Stock equal to the number of Restricted Stock Units vesting on such date or (b) an amount in cash equal to the Fair Market Value of a specified number of shares of Common Stock covered by the vesting Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

9.04.	Employee Status
If the terms of any award of Restricted Stock Units provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.05.	Stockholder Rights
A Participant, as a result of receiving an award of Restricted Stock Units, shall not have any rights as a stockholder until, and then only to the extent that, the award of Restricted Stock Units is earned and settled in shares of Common Stock (to the extent applicable).
ARTICLE X
PERFORMANCE AWARDS

10.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom a Performance Award is to be made and specify the number of shares of Common Stock or other securities or property covered by such awards and the terms and conditions of such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Award.

10.02.	Earning the Award
The Committee, on the date of the grant of a Performance Award, shall prescribe that the Performance Award will be earned, and the Participant will be entitled to receive payment pursuant to the Performance Award, subject to continued employment or service and/or the satisfaction of performance objectives, including objectives stated with respect to one or more Performance Goals. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

10.03.	Section 162(m) Awards
(a) Generally. If the Committee determines that a Performance Award granted to a “covered employee” (within the meaning of Section 162(m) of the Code) is intended to qualify as a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established Performance Goal(s) and other terms set forth in this Section 10.03; provided, however, that nothing in this Section 10.03 or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Performance Awards to covered employees that are not intended to constitute Section 162(m) Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such.
(b) Timing. No later than 90 days after the beginning of any performance period applicable to a Section 162(m) Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish (i) the Participants who will be granted Section 162(m) Awards, and (ii) the objective formula used to calculate the amount of cash or stock payable, if any, under such Section 162(m) Awards, based upon the level of achievement of Performance Goal(s) (which must be “substantially uncertain” at the time the Committee actually establishes the Performance Goal(s)).

(c) Settlement or Payout. Except as otherwise permitted under Section 162(m) of the Code, after the end of each performance period and before any Section 162(m) Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each Performance Goal established with respect to each Section 162(m) Award and shall determine the amount of cash or shares of Common Stock, if any, payable to each Participant with respect to each Section 162(m) Award. The Committee may, in its discretion, reduce the amount of a payment or settlement otherwise to be made in connection with a Section 162(m) Award, but may not exercise discretion to increase any such amount payable to a covered employee in respect of a Section 162(m) Award.
(d) Written Determinations. With respect to each Section 162(m) Award, all determinations by the Committee as to (i) the establishment of Performance Goals and performance period with respect to the selected business criteria, (ii) the establishment of the objective formula used to calculate the amount of cash or shares of Common Stock payable, if any, based on the level of achievement of such Performance Goals, and (iii) the certification of the level of performance achieved during the performance period with regard to each Performance Goal selected, shall each be made in writing. When taking any action with respect to Section 162(m) Awards, the Committee shall be made up entirely of “outside directors” (within the meaning of Section 162(m) of the Code). Further, the Committee may not delegate any responsibility relating to a Section 162(m) Award that would cause the Section 162(m) Award to fail to so qualify.
(e) Options and SARs. Notwithstanding the foregoing provisions of this Section 10.03, Options and SARs with an exercise price or grant price not less than the Fair Market Value on the date of grant awarded to covered employees are intended to be Section 162(m) Awards even if not otherwise contingent upon achievement of a pre-established Performance Goal.
(f) Status of Section 162(m) Awards. The terms governing Section 162(m) Awards shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder, in particular the prerequisites for qualification as “performance-based compensation,” and, if any provision of the Plan as in effect on the date of adoption of any Agreements relating to Performance Awards that are designated as Section 162(m) Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code and the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10.04.	Payment
In the discretion of the Committee, the amount payable when a Performance Award is earned may be settled in cash, by the issuance of shares of Common Stock, by the delivery of other securities or property or a combination thereof.

10.05.	Stockholder Rights
A Participant, as a result of receiving a Performance Award, shall not have any rights as a stockholder until, and then only to the extent that, the Performance Award is earned and settled in shares of Common Stock (to the extent applicable). After a Performance Award is earned and settled in shares of Common Stock, a Participant will have all the rights of a stockholder of the Company.

10.06.	Transferability
Any rights or restrictions with respect to the ability of the holder of a Performance Award granted under the Plan to transfer such Performance Award shall be set forth in the Agreement relating to such grant; provided, however, that a Performance Award may be transferred by will or the laws of descent and distribution.

10.07.	Employee Status
In the event that the terms of a Performance Award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE XI
OTHER EQUITY–BASED AWARDS

11.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will specify the number of shares of Common Stock or other equity interests covered by such awards and the terms and conditions of such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.

11.02.	Terms and Conditions
The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, non-transferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in an Other Equity-Based Award shall be forfeitable or otherwise restricted subject to continued employment or service, the attainment of performance objectives, including objectives stated with respect to one or more Performance Goals, or both. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.

11.03.	Payment or Settlement
Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, shall be payable or settled in shares of Common Stock, cash or a combination of shares of Common Stock and cash, as determined by the Committee in its discretion. Other Equity-Based Awards denominated as equity interests other than Common Stock may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

11.04.	Employee Status
If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

11.05.	Stockholder Rights
A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a stockholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in shares of Common Stock.
ARTICLE XII
INCENTIVE AWARDS

12.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an Incentive Award is to be made and will specify the terms and conditions of such award. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Incentive Award.

12.02.	Terms and Conditions
The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award.

12.03.	Nontransferability
Except to the extent otherwise provided in the applicable Agreement, Incentive Awards granted under the Plan shall, so long as such Incentive Awards are subject to vesting or forfeiture restrictions, be non-transferable except by will or by the laws of descent and distribution.  No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

12.04.	Employee Status
If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

12.05.	Settlement
An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Committee.

12.06.	Stockholder Rights
No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of shares of Common Stock.
ARTICLE XIII
SUBSTITUTE AWARDS
Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or any other right of a Participant to receive payment from the Company. Awards may be also be granted under the Plan in substitution for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Notwithstanding anything contained in the Plan to the contrary, such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Common Stock on the date of the substitution if such substitution complies with Section 409A of the Code and other applicable laws and exchange rules. Except as provided in this Article XIII or in Articles XIV or XVII hereof, the terms of outstanding Awards may not be amended to reduce the exercise price or grant price of outstanding Options or SARs or to cancel outstanding Options and SARs in exchange for cash, other Awards or Options or SARs with an exercise price or grant price that is less than the exercise price or grant price of the original Options or SARs without the approval of the stockholders of the Company.
ARTICLE XIV
ADJUSTMENT UPON CHANGE IN COMMON STOCK
The maximum number of shares of Common Stock as to which Awards may be granted under the Plan, the maximum number of shares of Common Stock that may be issued under the Plan through incentive stock options, the individual grant limitations of Section 5.04 and the terms of outstanding Awards granted under the Plan shall be adjusted as the Board determines is equitably required in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its stockholders such as a stock dividend, extra-ordinary cash dividend, stock split, subdivision or consolidation of shares of Common Stock that affects the number or kind of shares of Common Stock (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Stock subject to outstanding Awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XIV by the Board shall be nondiscretionary, final and conclusive.

The issuance by the Company of any class of Common Stock, or securities convertible into any class of Common Stock, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Common Stock or obligations of the Company convertible into such Common Stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares of Common Stock as to which Awards may be granted under the Plan, the maximum number of shares of Common Stock that may be issued under the Plan through incentive stock options, the individual grant limitations of Section 5.04 or the terms of outstanding Awards under the Plan.
The Committee may make Awards under the Plan in substitution for performance shares, phantom shares, share awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate of the Company in connection with a transaction described in the first paragraph of this Article XIV. Notwithstanding any provision of the Plan, the terms of such substituted Awards granted under the Plan shall be as the Committee, in its discretion, determines is appropriate.
ARTICLE XV
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal, state and foreign laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all stock exchanges on which the Common Stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to represent shares of Common Stock when an Award is granted, settled or exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal, state and foreign laws and regulations. No Award shall be granted, settled or exercised until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.
ARTICLE XVI
GENERAL PROVISIONS

16.01.	Effect on Employment and Service
Neither the adoption of the Plan, its operation, the grant of any Award, nor any documents describing or referring to the Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate of the Company or in any way affect any right and power of the Company or an Affiliate of the Company to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

16.02.	Unfunded Plan
The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

16.03.	Rules of Construction
Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All Awards are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). The Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with that intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Agreement is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors or trustees, officers, employees or advisors (other than in his or her individual capacity as a Participant with respect to his or her individual liability for taxes, interest, penalties or other monetary amounts) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or any other taxpayer as a result of the Plan or any Agreement. If any provision of the Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an Award granted under the Plan shall be treated as a separate identified payment for purposes of Section 409A.
If a payment obligation under an Award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b))12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)) then, subject to any permissible acceleration of payment by the Committee under Treasury Regulation Section 1.409A-3(j)(4)(ii) (domestic relations orders), Treasury Regulation Section 1.409A-3(j)(4)(iii) (conflicts of interest) or Treasury Regulation Section 1.409A-3(j)(4)(iv) (payment of employment taxes) any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

16.04.	Withholding Taxes
Each Participant shall be responsible for satisfying any income, employment and other tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any statutory federal, state, district, city or foreign withholding tax obligations also may be satisfied (a) by surrendering to the Company shares of Common Stock previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant upon the grant, vesting, settlement and/or exercise of an Award; or (c) by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such tax withholding obligations with respect to an Award, the maximum number of shares of Common Stock that may be so surrendered, withheld or reduced shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of surrender, withholding or reduction equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.

16.05.	Fractional Shares
No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.

16.06.	REIT Status
The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the share ownership limit or any other limitation on ownership or transfer prescribed by the Company’s charter, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the Award could impair the Company’s status as a REIT.

16.07.	Governing Law
All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Maryland, without giving effect to any conflict of law provisions thereof, except to the extent Maryland law is preempted by federal law. The obligation of the Company to sell and deliver shares of Common Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such shares of Common Stock.

16.08.	Clawback
The Plan is subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards under the Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to the Plan.

16.09.	Elections Under Section 83(b)
No Participant may make an election under Section 83(b) of the Code with respect to the grant of any Award, the vesting of any Award, the settlement of any Award or the issuance of shares of Common Stock under the Plan without the consent of the Company, which the Company may grant or withhold in its sole discretion.
ARTICLE XVII
CHANGE IN CONTROL

17.01.	Impact of Change in Control.
In the event of a Change in Control, the Committee is authorized, in its discretion, to cause (a) all outstanding Options and SARs to become fully vested and exercisable immediately prior to such Change in Control and (b) all other outstanding Awards to become earned and non-forfeitable in their entirety upon such Change in Control.

17.02.	Assumption Upon Change in Control.
In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Award shall be assumed by, or a substitute award shall be granted by, the Successor Entity (or, if applicable, the Parent Company) in the Change in Control. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original Award as of such date as the Committee determines is equitably required, and the assumed or substituted award shall have such other terms and conditions as may be prescribed by the Committee.

17.03.	Cash-Out Upon Change in Control.
If an Award is not assumed or replaced with a substitute award in accordance with Section 17.02, upon a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by stockholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (a) if the Award is denominated or to be settled in cash, the entire amount that can be paid under the Award or (b) (i) the amount by which the price per share received by stockholders in the Change in Control for each share of Common Stock exceeds the Option price or Initial Value in the case of an Option and SAR, or (ii) for each share of Common Stock subject to an Award denominated in Common Stock or valued in reference to Common Stock, the price per share received by stockholders or (iii) for each other Award denominated in other securities or property, the value of such other securities or property, in each case as determined by the Committee. If the Option price or Initial Value exceeds the price per share received by stockholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 17.03 without any payment to the Participant.

17.04.	Limitation of Benefits
The benefits that a Participant may be entitled to receive under the Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under the Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 17.04, the Parachute Payments will be reduced pursuant to this Section 17.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.
The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.
The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under the Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under the Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.
As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 17.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 17.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 17.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no amount will be payable by the Participant to the Company unless, and then only to the extent that, the repayment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid, without interest, to the Participant promptly by the Company.
For purposes of this Section 17.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 17.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 17.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
This Section 17.04 shall not limit or otherwise supersede the provisions of any other agreement between, on the one hand, the Company or any of its Affiliates, and, on the other hand, a Participant, which specifically provides for the different treatment of Payments that are subject to Code Sections 280G and 4999, including any such agreement which provides that the Participant cannot receive Payments in excess of the Capped Payments.

ARTICLE XVIII
AMENDMENT
The Board may amend or terminate the Plan at any time; provided, however, that no amendment may adversely impair the rights of Participants with respect to outstanding Awards. In addition, an amendment will be contingent on approval of the Company’s stockholders if such approval is required by law or the rules of any exchange on which the Common Stock is listed or if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of shares of Common Stock that may be issued under the Plan (except as provided in Article XIV) or materially modify the requirements as to eligibility for participation in the Plan. For the avoidance of doubt, the Board may not (except pursuant to Articles XIII, XIV or XVII) without the approval of stockholders (a) reduce the Option price per share of an outstanding Option or the Initial Value of an outstanding SAR, (b) make a payment to cancel an outstanding Option or SAR when the Option price or Initial Value, as applicable, exceeds the Fair Market Value or (c) take any other action with respect to an outstanding Option or SAR that may be treated as a repricing of the Award under the rules and regulations of the principal securities exchange on which the Common Stock is listed for trading.
ARTICLE XIX
DURATION OF PLAN
No Award may be granted under the Plan on and after the tenth anniversary of the Effective Date. Awards granted before such date shall remain valid in accordance with their terms.
ARTICLEXX
EFFECTIVENESS OF PLAN
Awards may be granted under the Plan on and after the Effective Date, provided that no Award shall be exercisable, vested or settled unless and until the Plan is approved by the stockholders of the Company within twelve months after the Effective Date.

NEW YORK MORTGAGE TRUST, INC.
ATTN: NATHAN REESE
275 MADISON AVENUE
NEW YORK, NEW YORK 10016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 David R. Bock 02 Michael B. Clement 03 Kevin M. Donlon 04 Alan L. Hainey 05 Steven R. Mumma
06 Steven G. Norcutt

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.:	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To consider and act upon a proposal to approve the 2017 Equity Incentive Plan.	☐	☐	☐
4. To consider and act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000322834_1 R1.0.1.15

If you wish to obtain directions to the Annual Meeting,
please contact our Investor Relations at (646) 216-2363

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K and other proxy materials is available at www.proxyvote.com

NEW YORK MORTGAGE TRUST, INC.
Annual Meeting of Stockholders
May 11, 2017 9:00 AM, Local Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Steven R. Mumma, Kevin M. Donlon, Kristine R. Nario and Nathan R. Reese and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEW YORK MORTGAGE TRUST, INC. that the stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders to be held at 09:00 AM, local time, on May 11, 2017 at Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, NY 10103, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL No. 1, "FOR" PROPOSAL No. 2, "FOR" PROPOSAL No. 3, AND "FOR" PROPOSAL No. 4, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

0000322834_2 R1.0.1.15

Continued and to be signed on reverse side